Exhibit 2.1
EXECUTION COPY

AGREEMENT AND PLAN OF MERGER
by and among
BLUE JAY ACQUISITION CORPORATION,
BLUE JAY MERGER CORPORATION
and
SEQUA CORPORATION
Dated as of July 8, 2007

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          AGREEMENT AND PLAN OF MERGER, dated as of July 8, 2007 (this “Agreement”), between BLUE JAY ACQUISITION CORPORATION, a Delaware corporation (“Parent”), BLUE JAY MERGER CORPORATION, a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Co”), and SEQUA CORPORATION, a Delaware corporation (the “Company”).
          WHEREAS, the respective Boards of Directors of each of the Company, Parent and Merger Co deem it in the best interests of their respective stockholders to consummate the merger (the “Merger”), on the terms and subject to the conditions set forth in this Agreement, of Merger Co with and into the Company, and such Boards of Directors have approved this Agreement and declared its advisability (and, in the case of the Board of Directors of the Company (the “Company Board”), recommended that this Agreement be adopted by the Company’s stockholders); and
          WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition to Parent’s and Merger Co’s willingness to enter into this Agreement, the Company, Parent and Merger Co will enter into a voting agreement (the “Voting Agreement”) with certain holders of Shares (as defined herein) party thereto (collectively, the “Principal Stockholders”), pursuant to which, among other things, such Principal Stockholders will each agree to vote his, her or its Shares in favor of approval and adoption of this Agreement and the transactions contemplated hereby (including the Merger), upon the terms and subject to the conditions set forth in the Voting Agreement;
          NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Co and the Company hereby agree as follows:
ARTICLE I.
THE MERGER
     SECTION 1.01. The Merger. Upon the terms and subject to the conditions set forth in Article VII, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), at the Effective Time, Merger Co shall be merged with and into the Company. At the Effective Time, the separate corporate existence of Merger Co shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).
     SECTION 1.02. Closing. Unless this Agreement shall have been terminated in accordance with Section 8.01, and subject to the satisfaction or waiver of the conditions set forth in Article VII, the closing of the Merger (the “Closing”) will take place at 11:00 a.m., New York time, on a date to be specified by Merger Co on no less than three business days’ notice to the Company, which date shall be a date no later than the last day of the Marketing Period, at the offices of Latham & Watkins LLP, 885 Third Avenue, Suite 1000, New York, NY, 10022-4834, unless another time, date and/or place is agreed to in writing by Parent and the Company (the date on which the Closing occurs, the “Closing Date”).

     SECTION 1.03. Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, the parties hereto shall file a certificate of merger (the “Certificate of Merger”) in such form as is required by, and executed and acknowledged in accordance with, the relevant provisions of the DGCL. The Merger shall become effective at such date and time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such subsequent date and time as Merger Co and the Company shall agree and specify in the Certificate of Merger. The date and time at which the Merger becomes effective is referred to in this Agreement as the “Effective Time”.
     SECTION 1.04. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in Section 259 of the DGCL.
     SECTION 1.05. Certificate of Incorporation; Bylaws. (a) At the Effective Time, the certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and as provided by Law.
          (b) At the Effective Time, the bylaws of Merger Co, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with the certificate of incorporation of the Surviving Corporation, such bylaws and applicable Law.
     SECTION 1.06. Directors and Officers. The directors of Merger Co immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal.
ARTICLE II.
CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES
     SECTION 2.01. Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Co, the Company or the holders of any of the following securities:
          (a) Conversion of Company Common Stock. Each share of (i) class A common stock, no par value, of the Company (the “Class A Common Stock”) and (ii) class B common stock, no par value, of the Company (the “Class B Common Stock” and together with the Class A Common Stock, the “Company Common Stock”; all issued and outstanding shares of Company Common Stock being hereinafter collectively referred to as the “Shares”) issued and outstanding immediately prior to the Effective Time (other than any Shares to be cancelled pursuant to Section 2.01(b), and any Dissenting Shares) shall be canceled and shall be converted automatically into the right to receive $175.00 in cash, without interest (the “Merger

Consideration”), payable upon surrender in the manner provided in Section 2.02 of the certificate that formerly evidenced such Share.
          (b) Cancellation of Treasury Stock and Parent and Merger Co-Owned Stock. Each share of Company Common Stock and each share of preferred stock, par value $1.00 per share of the Company (the “Company Preferred Stock” and together with the Company Common Stock, the “Company Capital Stock”) held in the treasury of the Company and each share of Company Capital Stock owned by Parent or Merger Co immediately prior to the Effective Time shall automatically be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto. Each share of Company Capital Stock owned by any direct or indirect subsidiary of the Company, Merger Co or Parent (other than Merger Co), if any, immediately prior to the Effective Time shall automatically be canceled without any conversion thereof.
          (c) Capital Stock of Merger Co. Each share of common stock, par value $.01 per share, of Merger Co issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation. Following the Effective Time, each certificate evidencing ownership of shares of Merger Co common stock shall evidence ownership of such shares of the Surviving Corporation.
          (d) Adjustments. If, between the date of this Agreement and the Effective Time, there is a reclassification, recapitalization, stock split, stock dividend, subdivision, combination or exchange of shares with respect to, or rights issued in respect of, the Shares, the Merger Consideration shall be adjusted accordingly, without duplication, to provide the holders of Shares the same economic effect as contemplated by this Agreement prior to such event.
     SECTION 2.02. Exchange of Certificates.
          (a) Paying Agent. Prior to the Effective Time, the Company shall (i) appoint a bank or trust company reasonably acceptable to Parent (the “Paying Agent”), and (ii) enter into a paying agent agreement, in form and substance reasonably acceptable to Parent, with such Paying Agent for the payment of the Merger Consideration in accordance with this Article II. At the Closing and immediately following the Effective Time, the Surviving Corporation shall deposit with the Paying Agent, for the benefit of the holders of Shares, cash in an amount sufficient to pay the aggregate Merger Consideration required to be paid pursuant to Section 2.01(a) (such cash being hereinafter referred to as the “Exchange Fund”). The Exchange Fund shall not be used for any other purpose. The Exchange Fund shall be invested by the Paying Agent as directed by the Surviving Corporation; provided, however, that such investments shall be in obligations of or guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion (based on the most recent financial statements of such bank which are then publicly available).

Any net profit resulting from, or interest or income produced by, such investments shall be payable to the Surviving Corporation.
          (b) Exchange Procedures. As promptly as practicable after the Effective Time, the Company shall cause the Paying Agent to mail to each Person who was, immediately prior to the Effective Time, a holder of record of Shares entitled to receive the Merger Consideration pursuant to Section 2.01(a): (i) a letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the certificates evidencing such Shares (the “Certificates”) shall pass, only upon proper delivery of the Certificates to the Paying Agent) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender to the Paying Agent of a Certificate for cancellation, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefore the amount of cash that such holder has the right to receive in respect of the Shares formerly represented by such Certificate pursuant to Section 2.01(a), and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, payment of the Merger Consideration may be made to a Person other than the Person in whose name the Certificate so surrendered is registered if the Certificate representing such Shares shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate or establish to the reasonable satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration to which the holder of such Certificate is entitled pursuant to this Article II. No interest shall be paid or will accrue on any cash payable to holders of Certificates pursuant to the provisions of this Article II.
          (c) No Further Rights. From and after the Effective Time, holders of Certificates shall cease to have any rights as stockholders of the Company, except as otherwise provided herein or by Law.
          (d) Exchange Fund for Dissenting Shares. Any portion of the Exchange Fund deposited with the Paying Agent pursuant to Section 2.02(a) to pay for Shares that become Dissenting Shares shall be delivered to the Surviving Corporation upon demand following the filing of a petition for appraisal of the Shares with the Delaware Court of Chancery; provided, however, that the Surviving Corporation shall remain liable for payment of the Merger Consideration for such Shares held by any stockholder who shall have failed to perfect or who otherwise shall have withdrawn or lost such stockholder’s rights to appraisal of such Shares under Section 262 of the DGCL (“Section 262”).
          (e) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Shares for six months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any holders of Shares who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for, and the Surviving Corporation shall remain liable for, payment of their claim for the Merger Consideration. Any portion of the Exchange Fund remaining unclaimed by holders of Shares as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto.
          (f) No Liability. None of the Paying Agent, Parent, Merger Co or the Surviving Corporation shall be liable to any holder of Shares for any such Shares (or dividends or distributions with respect thereto), or cash properly delivered to a public official pursuant to any abandoned property, escheat or similar Law.
          (g) Withholding Rights. Each of the Paying Agent, the Surviving Corporation and Merger Co shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as it is required to deduct and withhold with respect to such payment under all applicable Tax Laws and pay such withholding amount over to the appropriate taxing authority. To the extent that amounts are so properly withheld by the Paying Agent, the Surviving Corporation or Merger Co, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by the Paying Agent, the Surviving Corporation or Merger Co, as the case may be.
          (h) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall pay in respect of such lost, stolen or destroyed Certificate the Merger Consideration to which the holder thereof is entitled pursuant to Section 2.01(a).
     SECTION 2.03. Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Shares thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates representing Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided in this Agreement or by Law. On or after the Effective Time, any Certificates presented to the Paying Agent or Merger Co for any reason shall be cancelled against delivery of the Merger Consideration to which the holders thereof are entitled pursuant to Section 2.01(a).
     SECTION 2.04. Options. Except as separately agreed in writing prior to the Effective Time by Parent and the holder of any option to purchase shares of Company Common Stock (each a “Company Stock Option”) granted under any plan arrangement or agreement (the “Company Stock Option Plans”), each Company Stock Option which is outstanding immediately prior to the Effective Time, whether or not then exercisable or vested, shall by virtue of the Merger and without any action on the part of the Parent, Merger Co, the Company or the holder thereof, be converted into and shall become a right to receive an amount in cash, without interest, with respect to each share subject thereto, equal to the excess, if any, of the Merger Consideration over the per share exercise price of such Company Stock Option (such amount being hereinafter referred to as the “Option Merger Consideration”) and each Company Stock Option shall be canceled at the Effective Time. The payment of the Option Merger Consideration to the holder of a Company Stock Option shall be reduced by any income or employment tax withholding required under the United States Internal Revenue Code of 1986, as amended (the “Code”) or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of such Company Stock Option. The Company agrees to take any and all actions necessary (including any action reasonably requested by Parent) to effectuate immediately prior to the Effective Time the cancellation of all Company Stock Options that are eligible for the Option Merger Consideration pursuant to this Section 2.04.
     SECTION 2.05. Dissenting Shares.
          (a) Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL, Shares that are outstanding immediately prior to the Effective Time and that are held by any stockholder who is entitled to demand and properly demands the appraisal for such Shares (the “Dissenting Shares”) pursuant to, and who complies in all respects with, the provisions of Section 262 shall not be converted into, or represent the right to receive, the Merger Consideration. Any such stockholder shall instead be entitled to receive payment of the fair value of such stockholder’s Dissenting Shares in accordance with the provisions of Section 262; provided, however, that all Dissenting Shares held by any stockholder who shall have failed to perfect or who otherwise shall have withdrawn, in accordance with Section 262, or lost such stockholder’s rights to appraisal of such Shares under Section 262 shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon surrender of the Certificate or Certificates that formerly evidenced such Shares in the manner provided in Section 2.02(b).
          (b) The Company shall give Parent (i) prompt notice of any demands received by the Company for appraisal of any Shares, withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, make any payment or agree to make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.
ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
          Contemporaneously with the execution and delivery with this Agreement by the Company, the Company is delivering to Parent and Merger Co the company schedules (the “Company Schedules”). The disclosure included in any section or subsection of the Company

Schedules shall qualify the corresponding section or subsection of the representations and warranties of the Company set forth in this Article III, whether or not reference is made to the Company Schedules in such section or subsection of this Article III, and each other section and subsection of the representations and warranties of the Company set forth in this Article III to the extent that such disclosure is made with such specificity that it is reasonably apparent solely from the face of such disclosure that such disclosure would qualify the representation and warranty in such other section or subsection. The disclosure of any matter in the Company’s annual report filed on Form 10-K for the year ended December 31, 2006, the Company’s quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2007, the Company’s definitive proxy statement with respect to its annual meeting held May 3, 2007 and each current report on Form 8-K filed by the Company with the SEC after March 16, 2007 (in each case to the extent such form, report, statement, exhibit or schedule is publicly available on EDGAR as of the date hereof), shall be deemed to qualify any section or subsection of the representations and warranties of the Company set forth in Article III to the extent that it is reasonably apparent solely from the face of such disclosure that it would qualify such section or subsection. Nothing in the Company Schedules is intended to broaden the scope of any representation, warranty or covenant of the Company contained in this Agreement. The inclusion of any information in the Company Schedules shall not be deemed to be an admission or an acknowledgement, in and of itself, that such information is required by the terms hereof to be disclosed, is material to the Company or has resulted in or would result in a Company Material Adverse Effect. The Company hereby represents and warrants to each of Parent and Merger Co as follows:
     SECTION 3.01. Organization and Qualification.
          (a) Each of the Company and each subsidiary of the Company (each, a “Subsidiary”) is a corporation, limited company, limited partnership, limited liability company or other business entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has the requisite corporate, limited company, partnership, limited liability company, or other business entity (as the case may be) power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. The Company and each Subsidiary is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing does not have, or would not reasonably be likely to have, a Company Material Adverse Effect.
     SECTION 3.02. Certificate of Incorporation and Bylaws. The Company has made available to Parent a complete and correct copy of the certificate of incorporation and the bylaws (or similar organizational documents), each as amended to date, of the Company and each Subsidiary that is not a Wholly-Owned Subsidiary. Such certificates of incorporation and bylaws (or similar organizational documents) are in full force and effect.

     SECTION 3.03. Capitalization.
          (a) The authorized capital stock of the Company consists of (i) 50,000,000 shares of Class A Common Stock, (ii) 15,000,000 shares of Class B Common Stock, and (iii) 1,825,000 shares of Company Preferred Stock.
          (b) As of June 30, 2007 (the “Capitalization Date”), (i) 8,152,609 shares of Class A Common Stock were issued and outstanding (excluding shares of Class A Common Stock held in the treasury of the Company), all of which are duly authorized, validly issued, fully paid and nonassessable and were issued free of preemptive (or similar) rights, (ii) 19,199 shares of Class A Common Stock were held in the treasury of the Company, (iii) 3,679,123 shares of Class A Common Stock were reserved for issuance upon conversion of shares of Class B Common Stock, and (iv) no shares of Class A Common Stock were held by the Subsidiaries.
          (c) As of the Capitalization Date, (i) 3,281,840 shares of Class B Common Stock were issued and outstanding (excluding shares of Class B Common Stock held in the treasury of the Company), all of which are duly authorized, validly issued, fully paid and nonassessable and were issued free of preemptive (or similar) rights, (ii) 397,283 shares of Class B Common Stock were held in the treasury of the Company, (iii) no shares of Class B Common Stock were reserved for future issuance, and (iv) no shares of Class B Common Stock were held by the Subsidiaries.
          (d) As of the Capitalization Date, no shares of Company Preferred Stock were issued and outstanding or reserved for future issuance (although 3,300 shares of Preferred Stock have not yet been presented for cancellation).
          (e) With respect to each of the Company Stock Plans (as defined herein), as of the Capitalization Date, no shares of Class A Common Stock were reserved for future issuance in connection with the Amended and Restated 1998 Key Employees Stock Option Plan, 54,775 shares of Class A Common Stock were reserved for future issuance in connection with the 2003 Directors’ Stock Award Plan, 39,843 shares of Class A Common Stock were reserved for future issuance in connection with the Amended and Restated Six Sigma Restricted Stock Plan and 685,000 shares of Class Stock were reserved for future issuance in connection with the 2007 Long-Term Stock Incentive Plan, each as amended as of the date hereof (each of the aforementioned plans are collectively referred to as the “Company Stock Plans”).
          (f) Since the Capitalization Date through the date of this Agreement, other than in connection with the issuance of shares of Class A Common Stock pursuant to the exercise of Company Stock Options outstanding as of the Capitalization Date and set forth in Section 3.03(g) of the Company Schedules, there has been no change in the number of shares of outstanding or reserved Company Capital Stock or the number of outstanding Company Stock Options.
          (g) Section 3.03(g) of the Company Schedules sets forth, as of the Capitalization Date, the name of the record holder of each option granted, each share of restricted stock awarded and such other right to purchase, sell, otherwise dispose of or receive shares of Company Capital Stock granted or awarded under the Company Stock Plans, the type or class of Company Capital Stock, the grant date, the expiration date, the vesting date and the exercise price of each such Company Stock Option or right (including whether the exercise price was less than the fair market value of the underlying Shares on the date of grant) and the number of Shares issued or issuable under each Company Stock Option, restricted stock award or other right.
          (h) Except as set forth in Section 3.03(a) and except for the rights (the “Rights”) issued pursuant to the Rights Agreement, dated as of October 30, 2000 as amended on or prior to the date hereof (the “Rights Agreement”), between the Company and The Bank of New York, as rights agent, in respect of which no Distribution Date (as defined in the Rights Agreement) has occurred, there are no (i) subscriptions, calls, contracts, options, warrants or other rights, agreements, arrangements, understandings, restrictions or commitments of any character to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound relating to the issued or unissued capital stock or equity interests of the Company or obligating the Company to issue or sell any shares of capital stock of, other equity interests in or debt securities of, the Company, (ii) securities of the Company or securities convertible, exchangeable or exercisable for shares of capital stock or equity interests of the Company, or (iii) equity equivalents, stock appreciation rights or phantom stock, ownership interests in the Company or other similar rights. All shares of Company Common Stock subject to issuance as set forth in Section 3.03(a) are duly authorized and, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be validly issued, fully paid and nonassessable and free of preemptive (or similar) rights. There are no outstanding contractual obligations or rights of the Company to repurchase, redeem or otherwise acquire any securities or equity interests of the Company or to vote or to dispose of any shares of capital stock or equity interests of the Company. The Company is not a party to any stockholders’ agreement, voting trust agreement (other than the Voting Agreement) or registration rights agreement relating to any equity securities or equity interests of the Company or any other Contract relating to disposition, voting or dividends with respect to any equity securities or equity interests of the Company. There are no declared but unpaid dividends or other distributions in respect of any equity securities or equity interest of the Company and since January 1, 2007 no such dividends have been declared or paid. All of the shares of Company Capital Stock that are issued and outstanding as of the date hereof and all of the Company Stock Options have been properly approved by the Board and have been issued by the Company in compliance with applicable Laws, including applicable federal securities Laws. There are no outstanding bonds, debentures, notes or other indebtedness of the Company or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the holders of Company Capital Stock may vote.
          (i) The Company Schedules set forth (i) a true and correct list of all Subsidiaries of the Company and the jurisdiction of incorporation or organization of each such Subsidiary and (ii) with respect to each such Subsidiary that is not a Wholly-Owned Subsidiary, the percentage of capital stock or other equity securities of such Subsidiary that are owned by the Company or a Subsidiary as of the date hereof and the name of each other record and, to the knowledge of the Company, beneficial holder of the capital stock or other equity securities of such Subsidiary and the percentage of such capital stock or other equity securities held by such holder. Each outstanding share of capital stock (or other equity security) of each Subsidiary is duly authorized, validly issued, fully paid and nonassessable and was issued free of preemptive (or similar) rights, and each such share or other equity security is owned by the Company, by one or more wholly-owned Subsidiaries of the Company, or by the Company and one or more wholly-owned Subsidiaries of the Company, free and clear of all options, rights of first refusal, agreements, limitations on the Company’s or any Subsidiary’s voting, dividend or transfer rights, and Liens (other than Permitted Liens) of any nature whatsoever. Except for such capital stock or other equity securities as are held by the Company or its Subsidiaries, there are no (i) subscriptions, calls, contracts, options, warrants or other rights, agreements, arrangements, understandings, restrictions or commitments of any character to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound relating to the issued or unissued capital stock or other equity securities of any Subsidiary or obligating the Company or any Subsidiary to issue or sell any shares of capital stock of, other equity securities in or debt securities of, any Subsidiary, (ii) securities of any Subsidiary or securities convertible, exchangeable or exercisable for shares of capital stock or other equity securities of any Subsidiary, or (iii) equity equivalents, stock appreciation rights or phantom stock, ownership interests in any Subsidiary or other similar rights. Neither the Company, nor any of its Subsidiaries, is a party to any stockholders’ agreement, voting trust agreement or registration rights agreement relating to any capital stock or other equity securities of any Subsidiary or any other Contract relating to disposition, voting or dividends with respect to any capital stock or other equity securities of any Subsidiary. All of the capital stock and other equity securities of each Subsidiary that are issued and outstanding as of the date hereof have been issued in compliance with applicable Laws, including applicable federal securities Laws.
          (j) Section 3.03(j) of the Company Schedules lists any and all Persons of which the Company or any Subsidiary directly or indirectly owns an equity or similar interest, or an interest convertible into or exchangeable or exercisable for an equity or similar interest, of less than 50% (collectively, the “Investments”). There are no outstanding contractual obligations of the Company or any Subsidiary permitting the repurchase, redemption or other acquisition of any of its interest in the Investments or requiring the Company or any Subsidiary to provide funds to, make any investment (in the form of a loan, capital contribution or otherwise) in, provide any guarantee with respect to, or assume, endorse or otherwise become responsible for the obligations of, any Investment.
     SECTION 3.04. Authority Relative to This Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Merger have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Merger (other than the adoption of this Agreement by the affirmative vote of the holders of the then-outstanding shares of Company Common Stock entitled to vote thereon having a majority of the voting power of all the outstanding Shares and the filing of the Certificate of Merger). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Co, constitutes a legal, valid and binding obligation of the Company, enforceable against the

Company in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity.
     SECTION 3.05. No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation by the Company of the Merger and the transactions contemplated by this Agreement will not, (i) conflict with, violate or result in a breach of the certificate of incorporation or bylaws of the Company (or similar organizational documents of any Subsidiary that is not a Wholly-Owned Subsidiary), (ii) assuming that all consents, approvals and other authorizations described in Section 3.05(b) have been obtained and that all filings and other actions described in Section 3.05(b) have been made or taken, conflict with or violate any U.S. federal, state or local or foreign statute, law, ordinance, regulation, rule, code, executive order, judgment, decree or other order (“Law”) applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound or affected, or (iii) result in any breach or violation of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, require consent, or result in a loss of a material benefit under, give rise to a material obligation under, give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than Permitted Liens) on any property or asset of the Company or any Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other binding commitment, instrument or obligation (each, a “Contract”) to which the Company or any Subsidiary is a party or by which the Company or a Subsidiary or any property or asset of the Company or any Subsidiary is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which do not have, or would not be reasonably likely to have, a Company Material Adverse Effect.
          (b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation by the Company of the Merger will not, require any consent, approval, authorization or permit of, or filing with or notification to, any supranational, national, provincial, federal, state or local government, regulatory or administrative authority, or any court, tribunal, or judicial or arbitral body (a “Governmental Authority”), except for such consents, approvals, authorizations, permits, filings or notifications arising under (i) applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (ii) the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the competition or merger control Laws of any other applicable jurisdiction, (iii) the filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement relating to the adoption of this Agreement by the Company’s stockholders (as amended or supplemented from time to time, the “Proxy Statement”), (iv) any filings required by, and any approvals required under, the rules and regulations of the New York Stock Exchange, (v) the filing of appropriate merger documents as required by the DGCL, (vi) such consents, approvals, authorizations, permits, filings or notifications as are set forth in Section 3.05(b) of the Company Schedules, and (vii) such consents, approvals, authorizations, permits, filings or notifications, the failure of which to obtain or make as do not have, or would not be reasonably likely to have, a Company Material Adverse Effect.
     SECTION 3.06. Permits; Compliance.
          (a) The Company and the Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for the Company and the Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Company Permits”), except where the failure to have any of the Company Permits does not have, or would not be reasonably likely to have, a Company Material Adverse Effect. All Company Permits are in full force and effect, except where the failure to be in full force and effect does not have, or would not be reasonably likely to have, a Company Material Adverse Effect. No suspension, revocation, termination or cancellation of any of the Company Permits is pending or threatened, except where such suspension, revocation, termination or cancellation does not have, or would not be reasonably likely to have, a Company Material Adverse Effect.
          (b) The Company has made all certifications and statements required by the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”) with respect to the Company’s filings pursuant to the Exchange Act. The Company has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act) to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and forms, including without limitation, controls and procedures designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is accumulated and communicated to the Company’s management, including its principal executive and principal financial officers, or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure.
          (c) The Company has disclosed, based on its management’s most recent evaluation of the Company’s internal control over financial reporting, to the Company’s auditors and the audit committee of the Company Board and, to the extent required to be disclosed therein, in its reports under the Exchange Act (i) any identified significant deficiencies and material weaknesses (as such terms are defined by the Public Company Accounting Oversight Board’s Auditing Standard No. 2) and (ii) any fraud known to the Company that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. The Company has made available to Parent prior to the date hereof any such written disclosure.
          (d) To the knowledge of the Company, the Company has not received any complaint, allegation, assertion or claim in writing regarding the accounting practices, procedures, methodologies or methods of the Company or its internal control over financial reporting. To the knowledge of the Company, there is no reason to believe that its auditors and its chief executive officer and chief financial officer will not be able to continue to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act when next due.
          (e) To the knowledge of the Company, neither the Company nor any of its Subsidiaries has, within the past five years, committed any knowing or willful violation of U.S. Laws governing international business activities, including export control laws, trade and economic sanctions, or the Foreign Corrupt Practices Act of 1977, as amended (the “Foreign Corrupt Practices Act”). To the knowledge of the Company, neither the Company nor any of its Subsidiaries is currently, or has been within the past five years, the target of any inquiry, investigation, settlement, plea agreement or enforcement action by a U.S. Governmental Authority involving an alleged or suspected violation of U.S. Laws governing international business activities, including export control laws, trade and economic sanctions, or the Foreign Corrupt Practices Act.
     SECTION 3.07. SEC Filings; Financial Statements; Undisclosed Liabilities.
          (a) The Company has filed all forms, reports, statements, exhibits, schedules, certifications and other documents required to be filed by it with the SEC since January 1, 2004 (collectively, the “SEC Reports”). The SEC Reports (including any documents or information incorporated by reference therein and including any financial statements or schedules included therein) (i) at the time they were filed, complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act, the Sarbanes-Oxley Act and, in each case, the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.
          (b) Each of the consolidated financial statements (including, in each case, any notes and schedules thereto) contained in the SEC Reports was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by the requirements of Form 10-Q promulgated by the SEC and the requirements of Regulation S-X promulgated by the SEC (“Regulation S-X”) and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments as permitted by the requirements of Form 10-Q and Regulation S-X).
          (c) Except as and to the extent set forth on the consolidated balance sheet of the Company and its consolidated Subsidiaries as at December 31, 2006, included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, to the knowledge of the Company, neither the Company nor any Subsidiary has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except for liabilities and obligations (x) incurred in the ordinary course of business and in a manner consistent with past practice since December 31, 2006, (y) that are disclosed in the Company Schedules, or (z) that do not have, or would not reasonably be likely to have, a Company Material Adverse Effect. As of May 31, 2007, (i) the aggregate amount of all Funded Debt of the Company and its Subsidiaries (as determined in a manner consistent with the Company’s financial statements included in the Company’s most recent quarterly report on Form 10-Q) is set forth in the Company Schedules and (ii) the aggregate amount of cash and cash equivalents of the Company and its Subsidiaries (as determined in a manner consistent with the Company’s financial statements included in the Company’s most recent quarterly report on Form 10-Q) is set forth in the Company Schedules. As used herein, “Funded Debt” is debt of the Company and its subsidiaries as described in (i), (ii) and (iii) of the definition of Indebtedness.
          (d) Except as disclosed in the SEC Reports, neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any material “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC (“Regulation S-K”)).
     SECTION 3.08. Affiliate Transactions. Except as set forth in the SEC Reports, there are no transactions, agreements, arrangements or understandings between (i) the Company or any of its Subsidiaries, on the one hand, and (ii) any Affiliate of the Company (other than any of its Subsidiaries), on the other hand, of the type that would be required to be disclosed under Item 404 of Regulation S-K (other than the Voting Agreement).
     SECTION 3.09. Absence of Certain Changes or Events. Since December 31, 2006, there has not occurred any Company Material Adverse Effect, or to the knowledge of the Company any event, circumstance, development, change or effect that would reasonably be likely to have a Company Material Adverse Effect. Since December 31, 2006, except as expressly contemplated by this Agreement, (a) the Company and the Subsidiaries have conducted their businesses only in the ordinary course of business and in a manner consistent with past practice and (b) neither the Company nor any Subsidiary has taken any action or agreed to take any action that would be prohibited by clauses (a) through (r) of Section 5.01 if taken after the date hereof.
     SECTION 3.10. Absence of Litigation. There is no litigation, suit, claim, action, proceeding, hearing, petition, grievance, complaint or investigation (an “Action”) pending or, to the knowledge of the Company, threatened in writing, against the Company or any Subsidiary, or any property or asset of the Company or any Subsidiary, or, to the knowledge of the Company, any officer, director or employee of the Company or any of its Subsidiaries, before any Governmental Authority or arbitrator except for any Action as does not have, or would not reasonably be likely to have, a Company Material Adverse Effect. Neither the Company nor any Subsidiary nor any property or asset of the Company or any Subsidiary is subject to any order, writ, judgment, injunction, decree, determination or award of, or, to the knowledge of the Company, any continuing investigation by, any Governmental Authority, except as does not have, nor would reasonably be likely to have, individually, a Company Material Adverse Effect.
     SECTION 3.11. Employee Benefit Plans.

          (a) The term “Plans” shall mean collectively, (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (whether or not subject thereto)), and all bonus, stock option, stock purchase, restricted stock, equity, stock appreciation, profit sharing, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, supplemental unemployment, workers’ compensation, layoff, salary continuation, health, life, disability, accident, vacation or other benefit plans, programs or arrangements, and (ii) all employment, termination, change in control, severance or other contracts, agreements or commitments, in each case, to which the Company or any Subsidiary is a party, with respect to which the Company or any Subsidiary has or may reasonably be expected to have any liability or obligation or which are maintained, contributed to, required to be contributed to, or sponsored by the Company or any Subsidiary for the benefit of any current or former employee, consultant, officer or director of the Company or any Subsidiary, except any such plans, programs, contracts, agreements and commitments mandated by Law. Section 3.11(a) of the Company Schedules lists all material Plans, including any employment agreement that provides for post-termination payments in excess of three (3) months of base salary or a notice period upon termination in excess of three (3) months and any change in control plans, programs or agreements. The Company has made available to Parent and Merger Co a true and complete copy (where applicable) of (i) each material Plan (or, where a material Plan has not been reduced to writing, a summary of all material terms of such Plan), (ii) each trust or funding arrangement in effect in connection with each such Plan, (iii) the three most recently filed annual reports on Internal Revenue Service (“IRS”) Form 5500 and the three most recent discrimination tests for each Plan, (iv) the most recent determination letter issued by the Internal Revenue Service for each Plan, (v) the most recently prepared actuarial report and financial statement in connection with each Plan and (vi) the most recent summary plan description and any summaries of material modification for each Plan and (vii) any employee handbooks.
          (b) Section 3.11(b) of the Company Schedules list each (i) pension plan (within the meaning of Section 3(2) of ERISA) subject to Section 412 of the Code or Title IV of ERISA (each a “Pension Plan”); and (ii) multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA or the comparable provisions of other applicable Law) (each, a “Multiemployer Plan”); in each case which the Company or any Subsidiary or any other Person or entity that, together with the Company or any Subsidiary, is or was treated as a single employer under Section 414(b) or (c) of the Code (each, together with the Company and any Subsidiary, an “ERISA Affiliate”) has at any time within the past six years contributed to, sponsored or maintained. None of the Company, any Subsidiary or any ERISA Affiliates has withdrawn as a substantial employer so as to become subject to the provisions of Section 4063 of ERISA, or ceased making contributions to any Plan subject to Section 4064(a) of ERISA to which it made contributions. No Plan exists that would reasonably be expected to result in the payment to any present or former employee, director or consultant of the Company or any Subsidiary of any money or other property, result in the forgiveness of Indebtedness or accelerate or provide any other rights or benefits (including, without limitation, the acceleration of the accrual or vesting of any benefits under any Plan or the acceleration or creation of any rights under any severance, parachute or change in control agreement or the right to receive any transaction bonus, enhanced benefit, or other similar payment) to any current or former employee, director or consultant of the Company or any Subsidiary (each, a “Change in Control

Agreement”) as a result of the consummation of the Merger or any other transaction contemplated by this Agreement (whether alone or in connection with any other event). No payment or other benefit that has been or may be made to any Current or former employee or consultant of the Company or any Subsidiary under any employment, severance or termination agreement, other compensation arrangement or employee benefit plan or arrangement with the Company or any Subsidiary would reasonably be expected to result in an “excess parachute payment” as such term is defined in Section 280G of the Code. There are no contracts or arrangements that provide for a tax gross-up payment to any employee of the Company or any of its Subsidiaries to cover any liability for tax under Section 4999 of the Code.
          (c) Except as does not have, or would not be reasonably likely to have, a Company Material Adverse Effect: (i) with respect to each Pension Plan, the fair market value of the assets of such plan divided by its projected benefit obligation, computed as of December 31, 2006, using the actuarial assumptions and methods used by the actuary to the Plan in its most recent actuarial valuation of such plan, is no less than ninety (90) per cent , (ii) no “accumulated funding deficiency” (for which an excise tax is due or would be due in the absence of a waiver) as defined in Section 412 of the Code or as defined in Section 302(a)(2) of ERISA, whichever may apply, has been incurred with respect to any Pension Plan for any plan year, whether or not waived, (iii) neither the Company nor any ERISA Affiliate has any liability for unpaid contributions with respect to any Pension Plan, (iv) there has been no “reportable event” (as defined in Section 4043(c) of ERISA and the regulations promulgated by the Pension benefit Guaranty Corporation (“PBGC”) under such Section) with respect to any Pension Plan as to which the PBGC has not by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within thirty (30) days of the occurrence of that event, (v) no filing has been made by the Company or any ERISA Affiliate with the PBGC, and no proceeding has been commenced by the PBGC, to terminate any Pension Plan, (vi) to the knowledge of the Company, no condition exists and no event has occurred that could constitute grounds for the termination of any Pension Plan by the PBGC, (vii) neither the Company nor any ERISA Affiliate has, at any time, withdrawn from a Multiemployer Plan in a “complete withdrawal” or a “partial withdrawal” as defined in Sections 4203 and 4205 of ERISA, respectively, so as to result in a liability, contingent or otherwise (including, but not limited to, the obligations pursuant to an agreement entered into in accordance with Section 4204 of ERISA), of the Company or any ERISA Affiliate (viii) all contributions required to be made by the Company and any ERISA Affiliate to each Multiemployer Plan have been made when due, and (ix) if, as of the Closing Date, the Company (and all ERISA Affiliates) were to withdraw from all Multiemployer Plans to which it (or any of them) has contributed or been obligated to contribute, it (and they) would incur no liabilities to such plans under Title IV of ERISA.
          (d) Each Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS that the Plan is so qualified, and, to the knowledge of the Company, no fact or circumstance exists that would reasonably be expected to result in the revocation of such letter.
          (e) (i) Each Plan (and each related trust, insurance Contract or fund) has been established, maintained and administered in accordance with its terms, and in compliance with the applicable provisions of ERISA, the Code and other applicable Laws, except to the extent such noncompliance does not have, or would not reasonably be likely to have, a Company Material Adverse Effect, and (ii) no Plan provides post-termination or retiree benefits, and neither the Company nor any Subsidiary has any obligation to provide any post-termination or retiree benefits other than for health care continuation as required by Section 4980B of the Code or any similar statute. Except as does not have, or would not reasonably be likely to have, a Company Material Adverse Effect, all obligations to be performed at or prior to the Closing Date with respect to each Plan (including, without limitation, those with respect to the making or payment of contributions or premiums, as applicable) have been or will have been performed in accordance with the relevant terms of each Plan and all applicable Law, and no taxes are owing or eligible under any Plan.
          (f) With respect to any Plan, (i) no Actions (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened, except for those that do not have, or would not reasonably be likely to have, a Company Material Adverse Effect, (ii) to the knowledge of the Company, no facts or circumstances exist that would reasonably be expected to give rise to any such Actions, and (iii) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the IRS or other Governmental Authority is pending, in progress or, to the knowledge of the Company, threatened, except for those that do not have, or would not reasonably be likely to have, a Company Material Adverse Effect.
          (g) To the knowledge of the Company, each Employee Plan that is subject to Section 409A of the Code has been administered, in all material respects, in good faith compliance with Section 409A of the Code, except for any failure that does not have, or would not reasonably be likely to have, a Company Material Adverse Effect.
          (h) Without limiting the representations set forth in Section 3.11(a) through (g), with respect to each Plan that is not subject to United States Law (a “Foreign Benefit Plan”), except as do not have, or would not reasonably be likely to have, a Company Material Adverse Effect: (i) all employer and employee contributions to each Foreign Benefit Plan required by Law or by the terms of such Foreign Benefit Plan have been made or, if applicable, accrued in accordance with normal accounting practices; (ii) the fair market value of the assets of each funded Foreign Benefit Plan, the liability of each insurer for any Foreign Benefit Plan funded through insurance or the book reserve established for any Foreign Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the date of this Agreement, with respect to all current and former participants in such plan according to the actuarial assumptions and valuations most recently used and consistent with applicable Law to determine employer contributions to such Foreign Benefit Plan and no transaction contemplated by this Agreement shall cause such assets, reserve or insurance obligations to be less than such benefit obligations; and (iii) each Foreign Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.
     SECTION 3.12. Labor and Employment Matters. Except for bargaining arrangements imposed by applicable foreign Law, neither the Company nor any Subsidiary is a party to any collective bargaining agreement or other labor union agreements applicable to Persons employed by the Company or any Subsidiary, nor, to the knowledge of the Company, are there any such employees represented by a works council or a labor organization or activities or proceedings of any labor union to organize any such employees. Except as do not have, or would not reasonably be likely to have, a Company Material Adverse Effect, no work stoppage, slowdown, labor strike, lock-out, representation question, arbitration proceeding, grievance or other labor dispute against the Company or any Subsidiary is pending or, to the knowledge of the Company, threatened, and no such events have occurred within the two-year period prior to the date of this Agreement. Except as do not have, or would not reasonably be likely to have, a Company Material Adverse Effect, the Company and its Subsidiaries (a) have no direct or indirect liability with respect to any misclassification of any Persons as an independent contractor rather than as an employee and (b) are in compliance with all applicable Laws respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to their employees.
     SECTION 3.13. Real Property. The Company or one of its Subsidiaries has (a) good and marketable fee simple title to all real property owned by the Company or any Subsidiary (the “Owned Properties”) free and clear of any Liens (other than Permitted Liens) and (b) a valid leasehold interest in, and enjoys peaceful and undisturbed possession of all real property leased or subleased by the Company or any Subsidiary other than commercial office space involving annual rental payments of less than $50,000 per year (the “Leased Properties” and collectively with the Owned Properties, the “Real Property”).
     SECTION 3.14. Intellectual Property.
          (a) Except as do not have, or would not reasonably be likely to have, a Company Material Adverse Effect, to the knowledge of the Company (i) the Company and its Subsidiaries own or have the valid right to use all the Intellectual Property (as defined below) that is used in, and all the Intellectual Property that is necessary for, the conduct of the business of the Company and the Subsidiaries, and (ii) the conduct of the business of the Company and its Subsidiaries as currently conducted does not infringe upon, misappropriate, dilute, or otherwise violate (“Infringe”) any Intellectual Property rights of any third party. As of the date hereof no claim or demand is pending or, to the knowledge of the Company, threatened that the Company or any Subsidiary is Infringing upon or may Infringe upon, or that the conduct of the business of the Company or any Subsidiary Infringes upon or may Infringe upon, the Intellectual Property rights of any third party (including any demand that the Company or a Subsidiary must license or refrain from using any Intellectual Property of a third party) and at no time since January 1, 2005 has any such claim been asserted that has not been finally resolved (x) by a determination by a Governmental Authority that the Company or such Subsidiary has not been infringing, or (y) through the entry into a license agreement with such third party granting to the Company or its Subsidiaries a license to use such Intellectual Property.
          (b) Section 3.14(b) of the Company Schedules sets forth a true and complete list of all material (i) registered trademarks, service marks, trade dress, and domain names, and applications to register the foregoing, (ii) copyright registrations and applications, and (iii) patents and patent applications, in each case which are currently owned by the Company and its Subsidiaries (collectively, “Scheduled Intellectual Property”). Except as does not have, or would not reasonably be likely to have, a Company Material Adverse Effect, each item of Scheduled Intellectual Property has been duly registered or applied for with the U.S. Patent and Trademark Office or such other applicable Governmental Authority that maintains the applicable registry with respect to such Scheduled Intellectual Property. Except as does not have, or would not reasonably be likely to have, a Company Material Adverse Effect, all prosecution, maintenance, renewal and other similar fees for the Scheduled Intellectual Property have been properly paid and are current, and all registrations and filings thereof remain in full force and effect. There are no actual or, to the knowledge of the Company, threatened opposition proceedings, reexamination proceedings, cancellation proceedings, interference proceedings or other similar actions challenging the validity, existence, ownership, registration or use of any portion of the Scheduled Intellectual Property. None of the Scheduled Intellectual Property has been previously adjudged to be invalid or unenforceable in whole or in part.
          (c) Except as do not have, or would not reasonably be likely to have, a Company Material Adverse Effect, with respect to the Scheduled Intellectual Property, and with respect to all other Intellectual Property rights that are owned by the Company or any of its Subsidiaries (except for portions thereof that consist of embedded third-party products licensed from others) which are either embodied in products of the Company or any of its Subsidiaries or are otherwise material to the business of the Company and its Subsidiaries, taken as a whole (collectively, “Owned Intellectual Property”), the Company or a Subsidiary is the owner of the entire right, title and interest in and to such Owned Intellectual Property and is entitled to make, use, offer for sale, sell, import, license and transfer products made in accordance with the Owned Intellectual Property and otherwise to exploit such Owned Intellectual Property in the continued operation of its respective business consistent with past practice. To the knowledge of the Company, no Person is currently engaged in any activity that has Infringed upon the Owned Intellectual Property. Neither the Company nor any Subsidiary has exclusively licensed any Owned Intellectual Property to any Person.
          (d) Other than in the ordinary course of business of the Company and the Subsidiaries and except as does not have, or would not reasonably be likely to have, a Company Material Adverse Effect, to the knowledge of the Company, the Company and its Subsidiaries use the Intellectual Property of third parties only pursuant to valid, effective written license agreements (collectively, the “Third Party Licenses”) that will allow the continued operation of the Company’s business consistent with past practice.
          (e) Except as does not have, or would not reasonably be likely to have, a Company Material Adverse Effect, the Company and its Subsidiaries have taken commercially reasonable actions to protect, preserve and maintain the Owned Intellectual Property and to maintain the confidentiality and secrecy of and restrict the improper use of confidential information, trade secrets and proprietary information under applicable Law. To the knowledge of the Company, there is no pending claim of unauthorized disclosure of any material confidential information, trade secrets or proprietary information of the Company or any Subsidiary.
          (f) For purposes of this Agreement, “Intellectual Property” means the following and all rights pertaining thereto: (i) inventions (whether patentable or not),

improvements thereto, and patents, patent applications, provisional patent applications, patent disclosures and statutory invention registrations (including all utility models and other patent rights under the Laws of all countries), (ii) trademarks, service marks, trade dress, distinguishing guises, logos, trade names, service names, corporate names, domain names and other brand identifiers, and registrations and applications for registration thereof, (iii) copyrights, proprietary designs, Computer Software (as defined below), mask works, databases, and registrations and applications for registration thereof, (iv) confidential and proprietary information, trade secrets, know-how and show-how, and (v) all similar rights, however denominated, throughout the world.
     SECTION 3.15. Taxes.
          (a) (i) The Company and the Subsidiaries have timely filed or caused to be filed or will timely file or cause to be filed (taking into account any extension of time to file granted or obtained) all material Tax Returns required to be filed by them, and any such filed Tax Returns are or will be, as the case may be, true, correct and complete in all material respects at the time of filing, (ii) the Company and the Subsidiaries have timely paid or will timely pay any material Taxes due and payable except to the extent that such Taxes are being contested in good faith and for which the Company or the appropriate Subsidiary has set aside adequate reserves in accordance with GAAP, (iii) without taking into account any transactions contemplated by this Agreement and based upon activities to date, adequate reserves in accordance with GAAP have been established by the Company and the Subsidiaries for all Taxes not yet due and payable in respect of taxable periods or portions thereof ending on or prior to the date hereof and (iv) all material amounts of Tax required to be withheld by the Company and its Subsidiaries have been or will be timely withheld and paid over to the appropriate Tax authority.
          (b) No deficiency for any material amount of Tax has been asserted or assessed by any Governmental Authority in writing against the Company or any Subsidiary (or, to the knowledge of the Company, has been threatened or proposed), except for deficiencies that have been satisfied by payment, settled or been withdrawn or are being contested in good faith and are Taxes for which the Company or the appropriate Subsidiary has set aside adequate reserves in accordance with GAAP. There are no liens for a material amount of any Taxes, other than liens for current Taxes and assessments not yet past due or that are being contested in good faith and for which the Company or the appropriate Subsidiary has set aside adequate reserves in accordance with GAAP, on the assets of the Company or any Subsidiary.
          (c) There are no (i) pending, or, to the knowledge of the Company, threatened audits, examinations, investigations, assessments or other proceedings by the U.S. Internal Revenue Service or (ii) pending, or to the knowledge of the Company, threatened, audits, examinations, investigations or other proceedings that have resulted in, or would reasonably be expected to result in, any notice, demand, assessment or other assertion in writing by any Governmental Authority other than the U.S. Internal Revenue Service that the Company or any of its Subsidiaries owes any Taxes, in excess of $1,000,000 individually or $5,000,000 in the aggregate in respect of any period or portion thereof ending on or prior to the Closing Date Neither the Company nor any Subsidiary has waived any statute of limitations in respect of a material amount of Taxes or agreed to any extension of time with respect to an assessment or deficiency for a material amount of Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course).
          (d) Neither the Company nor any Subsidiary is a party to any indemnification, allocation or sharing agreement with respect to Taxes that could give rise to a material payment or indemnification obligation after May 31, 2007 (other than agreements among the Company and its Subsidiaries).
          (e) Neither the Company nor any of its Subsidiaries is required to make any disclosure to the Internal Revenue Service with respect to a “listed transaction” pursuant to Section 1.6011-4(b)(2) of the Treasury Regulations promulgated under the Code.
          (f) Neither the Company nor any Subsidiary (i) has been a member of an affiliated group filing a consolidated federal income tax return (other than a group the common parent of which was the Company) or (ii) has any liability for the Taxes of any Person (other than the Company or any Subsidiary) under Treasury regulation section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee, successor, by contract or otherwise.
          (g) Neither the Company nor any Subsidiary has distributed the stock of another company in a transaction that was purported or intended to be governed by section 355 or section 361 of the Code.
          (h) As of December 31, 2006, the Company had net operating loss carryforwards of approximately $116 million for U.S. federal income tax purposes, a cumulative total in various foreign jurisdictions of approximately $47 million for non-U.S. income tax purposes, and various amounts in multiple jurisdictions for U.S. state income tax purposes (the “NOL Carryforwards”). Except as may result from the transactions contemplated by this Agreement, none of the NOL Carryforwards is currently subject to limitation under applicable Law.
     SECTION 3.16. Environmental Matters. To the knowledge of the Company, (i) each of the Company and its Subsidiaries is in compliance with all applicable Environmental Laws in all material respects, and neither the Company nor any of its Subsidiaries has received any written communication alleging that the Company or any of its Subsidiaries is in material violation of, or has any material liability under, any Environmental Law that remains unresolved, (ii) each of the Company and its Subsidiaries validly possesses and is in substantial compliance with all material permits, approvals and licenses required under Environmental Laws to conduct its business as presently conducted, (iii) there are no material Environmental Claims pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, (iv) there is and has been no material Release of Materials of Environmental Concern that currently requires a response action under applicable Environmental Law at, on, under or from any of the properties currently owned, leased or operated by the Company or any of the Subsidiaries or, during the period of the Company’s or the Subsidiaries’ ownership, lease or operation thereof, formerly owned, leased or operated by the Company or any of the Subsidiaries (v) there has been no offsite disposal of Materials of Environmental Concern that has resulted, or would reasonably be expected to result in a material Environmental Claim against the Company or any of its Subsidiaries other than Environmental Claims that have been resolved to the satisfaction of the applicable Governmental Authority prior to the date hereof, (vi) neither the Company nor any of its Subsidiaries, nor any current or prior affiliate or successor of the Company or any of its Subsidiaries, has ever (a) been engaged in the business of waste disposal or waste treatment (but excluding the disposal of waste generated in connection with manufacturing or processing of products in the ordinary course of business by such Person) or (b) manufactured, nor to the knowledge of the Company distributed products that contain asbestos, and, (vii) there are no pending claims against the Company or any of its Subsidiaries by any third party alleging that the Company or any of its Subsidiaries are obligated to indemnify such third party under any agreement with such third party for liabilities arising under any Environmental Law, nor, to the knowledge of the Company, are there any facts or conditions that would be reasonably likely to give rise to any such claims. The Company has provided or made available to Parent with true and correct copies of all (x) environmental assessments and reports, including all Phase 1 and Phase 2 reports, in its possession or control concerning any properties currently or formerly owned, operated or leased by Company or any of its Subsidiaries, as well as any other property for which the Company or any of its Subsidiaries retains actual or potential liability arising under Environmental Law, and (y) to the extent requiring continuing material obligations or payments by the Company or any of its Subsidiaries, complaints, orders, settlement agreements, and consent decrees relating to Environmental Claims asserted against the Company or any of its Subsidiaries.
     SECTION 3.17. Specified Contracts. (a) (i) Each Specified Contract is in all material respects a legal, valid and binding obligation of the Company or a Subsidiary, as applicable, in full force and effect and enforceable against the Company or a Subsidiary in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity, (ii) to the knowledge of the Company, each Specified Contract is in all material respects a legal, valid and binding obligation of the counterparty thereto, in full force and effect and enforceable against such counterparty in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium, or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity, (iii) neither the Company nor any of its Subsidiaries is and, to the Company’s knowledge, no counterparty is, in material breach or violation of, or in material default under, any Specified Contract, (iv) none of the Company or any of the Subsidiaries has received any claim of material default under any Specified Contract or any written notice of an intention to terminate, not renew or challenge the validity or enforceability of any Specified Contract and (v) to the Company’s knowledge, no event has occurred or condition exists which would result in or constitute a material breach, violation or default of, or a basis for force majeure under, any Specified Contract (in each case, with or without notice or lapse of time or both).
          (b) For purposes of this Agreement, the term “Specified Contract” means any of the following Contracts (together with all exhibits and schedules thereto) to which the Company or any Subsidiary is a party:

     (i) any limited liability company agreements, partnership agreement, joint venture or other similar agreements or arrangements (other than any limited liability agreement or partnership agreement with respect to any limited liability company or partnership that is a Wholly-Owned Subsidiary);
     (ii) any Contract or Contracts relating to or evidencing Indebtedness in excess of $1,000,000 individually or $5,000,000 in the aggregate;
     (iii) any Contract filed or required to be filed as an exhibit to the Company’s Annual Report on Form 10-K pursuant to Item 601(b)(10) of Regulation S-K or disclosed or required to be disclosed by the Company in a Current Report on Form 8-K, other than Plans disclosed in Section 3.11(a) of the Company Schedules;
     (iv) any material Contract that purports to limit the right of the Company or the Subsidiaries or any Affiliate of the Company (A) to engage or compete in any line of business or (B) to compete with any Person or operate in any location, excluding, in each case, any limitations on the “field of use” (or similar provision) set forth in any license agreement to which the Company or any Subsidiary is a Party;
     (v) that grants any exclusive rights, rights of first refusal, rights of first negotiation, call or put rights or other similar rights to any Person with respect to the sale of any business or Subsidiary of the Company
     (vi) any Contract, of the type specified in Section 5.01(o);
     (vii) any Contract (i) entered into after January 1, 2003, or not yet consummated, for the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets or capital stock or other equity interests of any Person for aggregate consideration under such Contract in excess of $5,000,000 individually, or $10,000,000 in the aggregate or (ii) for any disposition, directly or indirectly (by merger or otherwise), of assets or capital stock or other equity interests of any Person, pursuant to which the Company or any of its Subsidiaries has continuing “earn out” or other similar contingent payment obligations (but excluding indemnification obligations with respect to any retained liabilities);
     (viii) any Contract with any customer of the Company or any Subsidiary pursuant to which the Company and its Subsidiaries reasonably expect to receive aggregate payments in excess of $20,000,000 in any calendar year (a “Customer Agreement”);
     (ix) any Contract with any supplier of the Company or any Subsidiary pursuant to which the Company and its Subsidiaries reasonably expect to make aggregate payments in excess of $5,000,000 in any calendar year (a “Supplier Agreement”);
     (x) each Contract requiring capital expenditures after the date of this Agreement in an amount in excess of the amount set forth in the 2007 Operating Budget; and;

     (xi) Each material Third Party License.
          A true and complete list of the Specified Contracts referred to in subsections (i) through (xi) above as of the date hereof is set forth in Section 3.17(b) of the Company Schedules, except for Specified Contracts filed prior to the date hereof as exhibits to SEC Reports. The Company has made available to Parent true and correct copies of each Specified Contract. Neither the Company nor any Subsidiary has been notified in writing by any party to any Customer Agreement or any Supplier Agreement that such party intends to terminate such Customer Agreement or Supplier Agreement, as the case may be, or fail to renew such Customer Agreement or Supplier Agreement, as the case may be, at the end of its current term. To the knowledge of the Company, neither the Company nor any Subsidiary has received any written or oral communication from any party to any Customer Agreement expressing a clear intent (unrelated to price negotiations between such party and the Company or such Subsidiary) to terminate or fail to renew such Customer Agreement at the end of its current term.
     SECTION 3.18. Insurance. Section 3.18 of the Company Schedules sets forth a complete and correct list of all material current insurance policies for which the Company or any Subsidiary has made any premium payments. With respect to each such insurance policy, except as does not have or would not reasonably be likely to have, a Company Material Adverse Effect: (i) the policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (ii) neither the Company nor any Subsidiary is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and, to the Company’s knowledge, no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy; and (iii) no notice of cancellation or termination has been received by the Company or its Subsidiaries other than in connection with ordinary renewals.
     SECTION 3.19. FAA Matters.
          (a) The Company and its Subsidiaries hold all material licenses, permits, supplemental type certificates, DERs, exemptions, waivers or similar authorizations issued by the Federal Aviation Administration, the European Aviation Safety Agency or any similar Governmental Authority (collectively, the “FAA Permits”) which are necessary for the operation and ownership of the business of the Company and its Subsidiaries as currently conducted. Each FAA Permit is valid and in full force and effect and the Company is not in material breach or material default of the terms, conditions or requirements (nor with the giving of notice or lapse of time or both, would the Company be in breach or default) under any such FAA permit in any material respect and no proceeding is pending or, to the knowledge of the Company, threatened to revoke, suspend, withdraw, terminate, limit or modify any such FAA Permit.
          (b) Since January 1, 2005, no aircraft engine parts or components manufactured or repaired by the Company or any of its Subsidiaries have had an in-flight failure or caused or, to the knowledge of the Company, been alleged or suspected of having caused an in-flight failure or engine shut down. Neither the Company, nor to the knowledge of the Company, any other Person has made any notification, disclosure or report or taken any similar action to notify the Federal Aviation Administration, the U.S. Department of Transportation, the European Aviation Safety Agency or any similar Governmental Authority with respect to any in-flight failure, engine shut down or other material safety issue with respect to any aircraft engine parts or components manufactured or repaired by the Company or any of its Subsidiaries.
     SECTION 3.20. Business Relationships. To the knowledge of the Company, neither the Company nor any of its Subsidiaries has a customer or supplier relationship with, or is a party to any Contract with any person or entity that is (i) on the U.S. Department of Treasury Office of Foreign Assets Control (“OFAC”) list of specially designated nationals and blocked persons, (ii) owned or controlled or acting on be behalf of a person or entity on the SDN List; (iii) otherwise the target of economic sanctions administered by OFAC; or (iv) owned or controlled by, or acting on behalf of, a person or entity that is otherwise the target of economic sanctions administered by OFAC, in each case to the extent prohibited by Law.
     SECTION 3.21. Absence of Certain Business Practices. Since January 1, 2005, neither the Company, nor any of its Subsidiaries, nor, to the knowledge of the Company, any of their respective officers, employees or agents or any other Person authorized to act, and acting, on behalf of the Company or its Subsidiaries has, directly or indirectly, used any corporate funds or, to the knowledge of the Company, any personal funds for unlawful contributions, gifts, entertainment, or other unlawful expenses relating to political activity, made any unlawful payment to domestic government officials or employees, or to domestic political parties or campaigns, from corporate funds or violated any provision of the Foreign Corrupt Practices Act.
     SECTION 3.22. Board Approval; Vote Required.
          (a) The Company Board and the Transaction Committee of the Board of Directors (the “Transaction Committee”), by resolutions duly adopted at a meeting duly called and held, which resolutions, subject to Section 6.04, have not been subsequently rescinded, modified or withdrawn in any way, has by unanimous vote of those directors present duly (i) determined that this Agreement, the Voting Agreement, the Merger and the transactions contemplated by this Agreement are fair to and in the best interests of the Company and its stockholders, (ii) approved this Agreement, the Voting Agreement, the Merger and the transactions contemplated by this Agreement and declared their advisability, and (iii) recommended that the stockholders of the Company adopt this Agreement and directed that this Agreement be submitted for consideration by the Company’s stockholders at the Company Stockholders’ Meeting. The approval of this Agreement and the Voting Agreement by the Company Board and the Transaction Committee constitutes approval of this Agreement, the Voting Agreement and the Merger for purposes of Section 203 of the DGCL (“Section 203”) and represents the only action necessary to ensure that the restrictions of Section 203 do not apply to the execution and delivery of this Agreement, the Voting Agreement or the consummation of the Merger and the transactions contemplated by this Agreement. No “fair price,” “moratorium,” “control share acquisition,” or other similar anti-takeover statute or regulation enacted under state or federal Laws in the United States (with the exception of Section 203) applicable to the Company is applicable to the transactions contemplated by this Agreement.

          (b) The only vote of the holders of any class or series of capital stock or other securities of the Company necessary to adopt this Agreement is the affirmative vote of the holders of Shares representing a majority of the voting power of the outstanding Shares in favor of the adoption of this Agreement (the “Stockholder Approval”).
     SECTION 3.23. Rights Agreement. The Company has amended, and the Company and the Company Board have taken all necessary action to amend, the Rights Agreement to render the Rights issued pursuant to the Rights Agreement inapplicable to the execution and delivery of this Agreement or the consummation of the Merger and to ensure that none of the execution or delivery of this Agreement or the consummation of the Merger will result in (a) the occurrence of an event described in Section 3(a)(i) or 3(a)(ii) of the Rights Agreement, (b) a Distribution Date or (c) the Rights becoming evidenced by, and transferable pursuant to, certificates separate from the certificates representing the Shares. No Distribution Date has occurred, and the Rights have not become evidenced by, or transferable pursuant to, certificates separate from the certificates representing the Shares. The Company and the Company Board have taken all actions necessary to ensure that the Rights shall expire immediately after the Effective Time, without the payment of any money or other consideration. A true and correct copy of such amendment to the Rights Plan and the action of the Company Board approving such amendment has been provided to Parent on or prior to the date hereof, and such amendment remains in full force and effect.
     SECTION 3.24. Opinions of Financial Advisors. The Company has received the opinion of Evercore Group L.L.C., to the effect that, as of the date of this Agreement, the Merger Consideration to be received by the holders of Shares (other than Dissenting Shares and shares to be canceled or otherwise converted into stock of the Surviving Corporation pursuant to the terms of the Merger Agreement) is fair, from a financial point of view, to such holders. An executed copy of such opinion has been delivered to Parent and Merger Co.
     SECTION 3.25. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company. The Company has delivered to Parent complete and accurate copies of all agreements under which any such fees or expenses are or may be payable.
     SECTION 3.26. No Other Representations or Warranties.
          (a) Except for the representations and warranties contained in this Article III, each of Parent and Merger Co acknowledges that neither the Company nor any other Person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company with respect to any other information provided to Parent or Merger Co.
          (b) In connection with investigation by Parent and Merger Co of the Company and the Company Subsidiaries, Parent and Merger Co have received or may receive from the Company and/or the Company Subsidiaries certain projections, forward-looking statements and other forecasts and certain business plan information as it relates to any future period. Each of Parent and Merger Co acknowledges that there are uncertainties inherent in attempting to make such projections and other forecasts and plans, that Parent and Merger Co are familiar with such uncertainties, that Parent and Merger Co are taking full responsibility for making their own evaluations of the adequacy and accuracy of all projections and other forecasts and plans so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans), and that, absent fraud or willful misrepresentation, Parent and Merger Co shall have no claim against anyone with respect thereto. Accordingly, each of Parent and Merger Co acknowledges that the Company makes no representation or warranty with respect to such estimates, projections, forecasts or plans (as they relate to any future period) (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans).
ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER CO
          Each of Parent and Merger Co, jointly and severally, hereby represents and warrants to the Company that:
     SECTION 4.01. Corporate Organization. Each of Parent and Merger Co is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, prevent or materially delay consummation of the Merger or otherwise prevent or materially delay either Parent or Merger Co from performing its obligations under this Agreement.
     SECTION 4.02. Certificate of Incorporation and Bylaws. Each of Parent and Merger Co has heretofore furnished to the Company a complete and correct copy of its certificate of incorporation and bylaws, each as amended to date. Such Certificates of Incorporation and bylaws are in full force and effect.
     SECTION 4.03. Authority Relative to This Agreement. Each of Parent and Merger Co has all necessary corporate or other power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger. The execution, delivery and performance of this Agreement by each of Parent and Merger Co and the consummation by each of Parent and Merger Co of the Merger have been duly and validly authorized by all necessary corporate or other action, and no other corporate or other proceedings on the part of Parent or Merger Co are necessary to authorize this Agreement or to consummate the Merger. This Agreement has been duly and validly executed and delivered by each of Parent and Merger Co and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Co, enforceable against each of Parent and Merger Co in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity.

     SECTION 4.04. No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by each of Parent and Merger Co do not, and the performance of this Agreement by each of Parent and Merger Co and the consummation by each of Parent and Merger Co of the Merger will not, (i) conflict with or violate the respective certificates of incorporation or bylaws of Parent or Merger Co, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 4.04(b) have been obtained and all filings and obligations described in Section 4.04(b) have been made, conflict with or violate any Law applicable to either Parent or Merger Co or by which any property or asset of either of them is bound or affected, or (iii) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of either Parent or Merger Co pursuant to any Contract to which either Parent or Merger Co is a party or by which either Parent or Merger Co or any of their respective properties or assets is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, prevent or materially delay consummation of the Merger or otherwise prevent or materially delay Parent or Merger Co from performing their material obligations under this Agreement.
          (b) The execution and delivery of this Agreement by each of Parent and Merger Co do not, and the performance of this Agreement by each of Parent and Merger Co and the consummation by each of Parent and Merger Co of the Merger will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except for (i) applicable requirements, if any, of the Exchange Act, (ii) the pre-merger notification requirements of the HSR Act and the competition or merger control Laws of any other applicable jurisdiction, (iii) the filing and recordation of appropriate merger documents as required by the DGCL and appropriate documents with the relevant authorities of other states in which the Company or any of the Subsidiaries is qualified to do business, and (iv) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of the Merger or otherwise prevent or materially delay either Parent or Merger Co from performing its material obligations under this Agreement.
     SECTION 4.05. Absence of Litigation. As of the date of this Agreement, there is no Action pending or, to the knowledge of the officers of Parent and Merger Co, threatened, against either Parent or Merger Co or any of their Affiliates before any Governmental Authority that would or seeks to materially delay or prevent the consummation of the Merger. As of the date of this Agreement, neither Parent nor Merger Co nor any of their Affiliates is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the officers of Parent and Merger Co, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority that would or seeks to materially delay or prevent the consummation of the Merger.

     SECTION 4.06. Operations of Merger Co. Merger Co was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.
     SECTION 4.07. Financing. Parent has delivered to the Company true and complete copies of (a) executed commitment letters from Carlyle Partners V, L.P. to provide equity financing in the amount set forth therein (the “Equity Funding Letter”) (it being understood that no Person or entity shall be a third party beneficiary or otherwise be able to make any claims under the Equity Funding Letter) and (b) executed commitment letters (the “Commitment Letter and, together with the Equity Funding Letter, the “Financing Commitments”) from Lehman Commercial Paper, Inc., Lehman Brothers, Inc., Lehman Brothers Commercial Bank, Citigroup Global Markets Inc., JPMorgan Chase Bank, N.A. and J.P. Morgan Securities Inc. to provide debt financing in the respective amounts set forth therein (being collectively referred to as the “Debt Financing,” and together with the financing referred to in clause (a) being collectively referred to as the “Financing”). As of the date hereof, neither the Equity Funding Letter nor the Commitment Letter has been amended or modified and the respective commitments contained in the Equity Funding Letter and, to the knowledge of Parent the Commitment Letter, have not been withdrawn or rescinded in any respect. As of the date hereof, the Equity Funding Letter and, to the knowledge of Parent, the Commitment Letter, are in full force and effect. As of the date hereof, neither Parent nor Merger Sub is in breach of any of the terms or conditions set forth therein and to the knowledge of Parent no event has occurred which, with or without notice, lapse of time or both, would reasonably be expected to constitute a breach or failure to satisfy a condition precedent set forth therein. There are no conditions precedent related to the funding of the full amounts contemplated by (i) the Equity Funding Letter, other than as set forth in or contemplated by the Equity Funding Letter, or (ii) the Commitment Letter, other than as set forth in or contemplated by the Commitment Letter. Subject to the terms and conditions of the Financing and this Agreement, the aggregate proceeds contemplated by the Financing Commitments, together with available cash of the Company and its Subsidiaries, are sufficient for Merger Co to pay the aggregate Merger Consideration and any other repayment or refinancing of debt contemplated by the Commitment Letter and to pay all related fees and expenses.
     SECTION 4.08. Guarantees. Concurrently with the execution of this Agreement, Parent has delivered to the Company the guarantee (the “Guarantee”) of Carlyle Partners V, L.P. (the “Guarantor”) with respect to certain matters on the terms set forth therein.
     SECTION 4.09. Brokers. The Company will not be responsible for any brokerage, finder’s or other fee or commission to any broker, finder or investment banker in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of either Parent or Merger Co.
     SECTION 4.10. Solvency. As of the Effective Time, assuming (i) satisfaction of the conditions to Parent’s and Merger Co’s obligations to consummate the Merger, (ii) that immediately prior to the Effective Time, the Company and its Subsidiaries taken as a whole will be Solvent, (iii) the accuracy and completeness in all respects of the representations and warranties of the Company (without regard to knowledge, materiality or Company Material

Adverse Effect qualifiers) and (iv) solely for the purposes of this Section 4.10, that the most recent financial forecasts relating to the Company made available to Parent prior to the date of this Agreement are reasonable and will be substantially achieved in the amounts and at the times set forth therein and after giving effect to all of the transactions contemplated by this Agreement, including without limitation the Financing, any alternative financing and the payment of the aggregate Merger Consideration, consummation of the redemptions set forth in Section 6.12 hereof (and any other repayment or refinancing of debt contemplated in this Agreement or the Financing Commitments), and payment of all related fees and expenses, each of Parent and the Surviving Corporation will be Solvent.
          For purposes of this Section 4.10, the term “Solvent” when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed (i) the value of all “liabilities of such Person, including contingent and other liabilities”, as of such date, as such quoted terms are generally determined in accordance with applicable federal Laws governing determinations of the insolvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of such Person on its existing debts (including contingent liabilities) as such debts become absolute and matured, (b) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date, and (c) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of this definition, (i) “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.
ARTICLE V.
CONDUCT OF BUSINESS PENDING THE MERGER
     SECTION 5.01. Conduct of Business by the Company Pending the Merger. The Company agrees that, between the date of this Agreement and the Effective Time, except as expressly contemplated by this Agreement or as set forth in Section 5.01 of the Company Schedules, the businesses of the Company and the Subsidiaries shall be conducted only in, and the Company and the Subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice, and the Company shall, and shall cause each of the Subsidiaries to, use its reasonable best efforts consistent with past practice to preserve substantially intact the business organization of the Company and the Subsidiaries, to preserve the assets and properties of the Company and the Subsidiaries in good repair and condition, to keep available the services of its present officers and employees and to preserve the current relationships of the Company and the Subsidiaries with customers, suppliers and other Persons with which the Company or any Subsidiary has material business relations, in each case in the ordinary course of business and in a manner consistent with past practice. Without limiting the generality of the foregoing, except as contemplated by any other provision of this Agreement or as set forth in Section 5.01 of the Company Schedules, the Company agrees that neither the Company nor any Subsidiary shall, between the date of this Agreement and the

Effective Time, directly or indirectly, do any of the following without the prior written consent of Parent (which consent shall not be unreasonably withheld with respect to clauses (e)(iii) and (n) (except as set forth in Section 5.01(n) of the Company Schedules) and, to the extent it relates to either of foregoing clauses, clause (r)):
          (a) amend or otherwise change its certificate of incorporation or bylaws (or other similar organizational documents);
          (b) issue, deliver, sell, transfer, dispose of, pledge or encumber any shares of its capital stock or equity interests, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares of capital stock or equity interests, voting securities or convertible securities, other than the issuance of shares of Class A Common Stock issuable pursuant to Company Stock Options outstanding on the date hereof and set forth in Section 3.03(g) of the Company Schedules;
          (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock or equity interests, except for dividends by any direct or indirect Subsidiary to the Company or any other Subsidiary;
          (d) other than cashless exercises of Company Stock Options in accordance with their terms, reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any capital stock or equity interests of the Company or any Subsidiary;
          (e) (i) acquire (including by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business or business organization or any division or business unit thereof; (ii) incur, guarantee, modify, repurchase, prepay or redeem any Funded Debt (other than ordinary course borrowings under existing facilities and ordinary course hedging transactions); (iii) except to the extent the amount is reflected in the 2007 operating budget of the Company (the “2007 Operating Budget”) provided to Parent and Merger Co prior to the date hereof, authorize, or make any commitment with respect to, any single capital expenditure which is in excess of $1,000,000 or capital expenditures which are, in the aggregate, in excess of $5,000,000; (iv) enter into any new line of business other than natural extensions of an existing business; (v) other than in the ordinary course of business, make any loans, advances or capital contributions to, or investments in, Persons other than wholly-owned Subsidiaries (or to the extent reflected in the 2007 Operating Budget, non wholly-owned Subsidiaries) or (vi) sell, lease, license, encumber or otherwise dispose of (by merger, consolidation, sale of stock or assets or otherwise) any of its material assets or licenses (other than sales of inventory or obsolete assets in the ordinary course of business) or any Subsidiary, division, or business segment of the Company;
          (f) adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any Subsidiary (other than the Merger);

          (g) (i) increase the salary, wages, benefits, bonuses or other compensation payable or to become payable to its current or former directors, officers or employees, except for increases required under employment agreements existing on the date hereof and disclosed to Parent and except for increases in the salary, wages, benefits, bonuses or other compensation payable to employees (who are neither directors, or officers of the Company) in the ordinary course of business consistent with past practice; (ii) other than in the ordinary course of hiring employees to positions other than executive officer of the Company or any Subsidiary, enter into any employment, change of control or severance agreement with, or establish, adopt, enter into or amend any Plan, bonus, profit sharing, thrift, stock option, restricted stock, pension, retirement, welfare, deferred compensation, employment, change of control, termination, severance or other benefit plan, agreement, policy or arrangement for the benefit of, any current or former director, officer or employee except for the severance, double-trigger change of control and bonus arrangements disclosed to Parent on Section 3.11(b) of the Company Schedules (in each case, in such customary form as is reasonably satisfactory to Parent and in no event containing a “280G gross-up” provision); (iii) exercise any discretion to accelerate the vesting or payment of any compensation or benefit under any Plan, except for payments pursuant to the Company’s voluntary separation program to those individuals listed on Section 3.11(e) of the Company Schedules and to a single employee disclosed to Parent who terminated employment effective June 30, 2007; (iv) grant any new awards under any Plan; or (v) take any action to fund the payment of compensation or benefits under any Plan, except in the case of clauses (ii) and (v), in the ordinary course of business, consistent with past practices with respect to employees that are not officers or directors, or as may be required by the terms of any such plan, agreement, policy or arrangement in effect on the date hereof or as may be required to comply with Law;
          (h) (i) except as required by Law or the Treasury Regulations promulgated under the Code, make any change (or file any such change) in any method of Tax accounting for a material amount of Taxes or (ii) make, change or rescind any material Tax election, settle or compromise any material Tax liability, file any amended Tax Return involving a material amount of additional Taxes (except as required by Law), enter into any closing agreement relating to a material amount of Taxes, or waive or extend the statute of limitations in respect of Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business), other than, in each case, in the ordinary course of business and consistent with past practice;
          (i) make any change to its methods of accounting except (i) as required by changes in GAAP or (ii) as may be required by a change in applicable Law;
          (j) write up, write down or write off the book value of any of its assets, other than (i) in the ordinary course of business and consistent with past practice or (ii) as may be required by GAAP;
          (k) waive, settle or satisfy any material claim (which shall include, but not be limited to, any pending or threatened material Action), other than in the ordinary course of business and consistent with past practice;

          (l) enter into any agreement that restricts its ability to engage or compete in any line of business in any material respect or that would otherwise prohibit or materially restrict it from operating as it has historically, excluding licenses containing restrictions on “field of use” (or similar provisions) relating to such licenses;
          (m) materially and adversely amend, modify or cancel any Specified Contract;
          (n) enter into any contract that would have been a Specified Contract if it were in effect on the date hereof, other than (i) as set forth in Section 5.01(n) of the Company Schedules and (ii) any Contract entered into in the ordinary course of business with any supplier or customer of the Company or any Subsidiary pursuant to which the Company and its Subsidiaries reasonably expect to make or receive, as the case may be, aggregate payments of less than $50,000,000 in any calendar year;
          (o) enter into, renew or adversely amend in any material respect any transaction, agreement, arrangement or understanding between (i) the Company or any Subsidiaries, on the one hand, and (ii) any Affiliate of the Company (other than any of the Company’s Subsidiaries), on the other hand, of the type that would be required to be disclosed under Item 404 of Regulation S-K, other than the Plans set forth in Section 3.11(b) of the Company Schedules;
          (p) (i) assign, transfer, license or sublicense, mortgage or encumber, abandon, permit to lapse, or otherwise dispose of any material Intellectual Property or (ii) fail to pay any fee, take any action or make any filing reasonably necessary to maintain the Scheduled Intellectual Property, in each case, other then in the ordinary course of business;
          (q) (i) take any action that would reasonably be likely to prevent or materially delay satisfaction of the conditions contained in Section 7.01 or 7.02 or the consummation of the Merger, or (ii) take any action that would have a Company Material Adverse Effect, in each case other than as permitted by and subject to the conditions of Section 6.04 hereof; or
          (r) announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing.
          Notwithstanding anything contained in this Section 5.01 to the contrary, the Company shall, and shall cause each of its Subsidiaries to amend or modify any “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) of the Company or any of its Subsidiaries to the extent required or deemed advisable by the Company or the applicable Subsidiary to comply with Section 409A of the Code and/or any regulations or guidance promulgated thereunder; provided, however that no such amendment or modification shall result in additional material liability (beyond the benefits otherwise due) or in a material acceleration of the time of payment, without the consent of Parent. Furthermore, the Company shall, with the prior written consent of the Parent or Merger Co, be permitted to offer or provide transaction bonuses, enhanced severance benefits, or other similar payments to Employees not listed on Section 3.11(b) of the Company Schedules (other than officers and directors).

ARTICLE VI.
ADDITIONAL AGREEMENTS
     SECTION 6.01. Proxy Statement; Other Filings. The Company shall use its reasonable best efforts to prepare and file with the SEC the preliminary Proxy Statement on or before the date that is fifteen (15) business days after the date hereof and each of the Company, Parent and Merger Co shall, or shall cause their respective Affiliates to, prepare and file with the SEC all other documents that are required to be filed by such party in connection with the transactions contemplated hereby (the “Other Filings”) on or before such date. Each of the Company, Parent and Merger Co shall furnish all information concerning itself and its Affiliates that is required to be included in the Proxy Statement or, to the extent applicable, the Other Filings, or that is customarily included in proxy statements or other filings prepared in connection with transactions of the type contemplated by this Agreement. Each of the Company, Parent and Merger Co shall use its reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect to the Proxy Statement or the Other Filings, and the Company shall use its reasonable best efforts to cause the definitive Proxy Statement to be mailed to the Company’s stockholders as promptly as reasonably practicable after the date of this Agreement and, in any event, within five (5) business days after the SEC clears the Proxy Statement. Each party shall promptly notify the other parties upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement or the Other Filings and shall provide the other parties with copies of all correspondence between it and its representatives, on the one hand, and the SEC and its staff, on the other hand, relating to the Proxy Statement or the Other Filings. If at any time prior to the Effective Time, any information relating to the Company, Parent, Merger Co or any of their respective Affiliates, officers or directors, should be discovered by the Company, Parent or Merger Co which should be set forth in an amendment or supplement to the Proxy Statement or the Other Filings, so that the Proxy Statement or the Other Filings shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company. Notwithstanding anything to the contrary stated above, prior to filing or mailing the Proxy Statement or filing the Other Filings (or, in each case, any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the party responsible for filing or mailing such document shall provide the other parties an opportunity to review and comment on such document or response and shall include in such document or response comments reasonably proposed by the other party. The Proxy Statement and the Other Filings that are filed by the Company will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. The Company hereby covenants and agrees that none of the information included or incorporated by reference in the Proxy Statement or in the Other Filings to be made by the Company will, in the case of the Proxy Statement, at the time of the Company Stockholders’ Meeting or at the time of any amendment or supplement thereof, or, in the case of any Other Filing, at the date it is first mailed to the Company’s stockholders or at the date it is first filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no covenant is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Merger Co or any Affiliate of Parent or Merger Co in connection with the preparation of the Proxy Statement or the Other Filings for inclusion or incorporation by reference therein. Parent and Merger Co hereby covenant and agree that none of the information supplied by Parent or Merger Co or any Affiliate of Parent or Merger Co for inclusion or incorporation by reference in the Proxy Statement or the Other Filings will, in the case of the Proxy Statement, at the date it is first mailed to the Company’s stockholders or at the time of the Company Stockholders’ Meeting or at the time of any amendment or supplement thereof, or, in the case of any Other Filing, at the date it is first mailed to the Company’s stockholders or, at the date it is first filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. No covenant is made by either Parent or Merger Co with respect to statements made or incorporated by reference therein based on information supplied by the Company in connection with the preparation of the Proxy Statement or the Other Filings for inclusion or incorporation by reference therein. All Other Filings that are filed by Parent or Merger Co will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder.
     SECTION 6.02. Company Stockholders’ Meeting. The Company shall duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholders’ Meeting”), as promptly as practicable after the date of this Agreement but in no event shall the Company Stockholders Meeting be held prior to 46 days from the date hereof, and in any event, unless this Agreement is earlier terminated in accordance with its terms shall (x) mail the Proxy Statement to its stockholders within five (5) business days following the date on which the Company is notified by the SEC that it has no comments on the preliminary proxy statement or the most recent amendment thereto filed with the SEC, (y) convene the Company Stockholders’ Meeting within 15 business days after the Proxy Statement is mailed to its stockholders, for the purpose of voting upon the adoption of this Agreement, and (z) unless consented to in writing by Parent, vote upon the adoption of the Agreement at such Company Stockholders’ Meeting without adjourning such meeting. Subject to the right of the Company Board or the Transaction Committee to make a Change in Board Recommendation to the extent permitted by Section 6.04(f), (i) the Company Board shall recommend to holders of the Shares that they adopt this Agreement and the Company shall include such recommendation in the Proxy Statement; and (ii) the Company will use reasonable best efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement and will take all other action necessary or advisable to secure the Stockholder Approval. The Company shall keep Parent updated with respect to proxy solicitation results as reasonably requested by Parent. The Company’s obligations pursuant to the first sentence of this Section 6.02 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of an Acquisition Proposal or a Change in Board Recommendation by the Company Board or the Transaction Committee and, unless and until this Agreement is terminated in accordance with its terms, the Company shall not submit to the vote of its stockholders any Acquisition Proposal other than the transactions contemplated by this Agreement.

     SECTION 6.03. Access to Information; Confidentiality. (a) Except as otherwise prohibited by applicable Law or as would violate any attorney-client privilege (it being understood that the parties shall make appropriate substitute disclosure arrangements to cause such information to be provided in a manner that does not result in such violation), from the date of this Agreement until the Effective Time, the Company shall (and shall cause the Subsidiaries to): (i) provide to Parent and to the officers, directors, employees, accountants, consultants, legal counsel, financing sources, agents and other representatives and their respective representatives (collectively, “Representatives”) of Parent reasonable access, during normal business hours and upon reasonable prior notice by Parent, to the officers, employees, agents, properties, offices and other facilities of the Company and the Subsidiaries and to the books and records thereof; (ii) furnish to Parent within 20 days of the end of each month following the date hereof, an unaudited monthly consolidated balance sheet of the Company and its Subsidiaries for the month then ended and related consolidated statements of operations, cash flows and stockholders’ equity; and (iii) furnish promptly to Parent such other information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of the Company and the Subsidiaries as Parent or its Representatives may reasonably request.
          (b) All information obtained by Parent or its Representatives pursuant to this Section 6.03 shall be kept confidential in accordance with the confidentiality agreements dated April 13, 2007 and May 22, 2007, between The Carlyle Group and the Company (the “Confidentiality Agreement”).
     SECTION 6.04. No Solicitation of Transactions. (a) The Company shall, and the Company shall cause its Subsidiaries and the officers, directors, employees, investment bankers, attorneys, representatives, agents and other advisors of the Company and its Subsidiaries (collectively, the “Company Representatives”) to (i) subject to Section 6.04(b), promptly cease any discussions or negotiations with any parties that may be ongoing with respect to an Acquisition Proposal, (ii) not modify, waive, amend or release any standstill, confidentiality or similar agreements entered into prior to the date hereof and (iii) enforce the provisions of any such agreements. Subject to Sections 6.04(b) and (c), until the earlier of the Effective Time and termination of this Agreement pursuant to Article VIII, the Company shall not, nor shall the Company permit any of its Subsidiaries or the Company Representatives to, directly or indirectly, (w) solicit, initiate or knowingly encourage (including by way of furnishing non-public information or providing access to its properties, books, records or personnel) any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (x) have any discussions or participate in any negotiations regarding an Acquisition Proposal, or execute or enter into any agreement, understanding or arrangement with respect to an Acquisition Proposal, or approve or recommend or propose to approve or recommend an Acquisition Proposal or any agreement, understanding or arrangement relating to an Acquisition Proposal, (y) take any action to exempt any Person (other than Parent and Merger Co) from the restrictions on business combinations contained in Section 203 or otherwise cause such restrictions not to apply (or resolve or authorize or propose to agree to do any of the foregoing actions), or (z) except as expressly provided herein, amend or agree to amend the Rights Plan or so as to make it inapplicable to any Acquisition Proposal or redeem or agree to redeem the Rights.

          (b) Notwithstanding the restrictions set forth in Section 6.04(a) , during the period beginning on the date of this Agreement and continuing until 12:01 a.m. (Eastern Time) on August 23, 2007 (the “Solicitation Period End Date”), the Company and the Company Representatives shall be permitted to (under the direction of the Company Board or the Transaction Committee): (i) directly or indirectly solicit, initiate or encourage the submission of an Acquisition Proposal, and (ii) directly or indirectly participate in discussions or negotiations regarding, and, subject to the prior execution by the relevant Person of a confidentiality agreement on terms not materially more favorable to such Person than those contained in the Confidentiality Agreement, furnish to any Person information with respect to the Company, and (iii) take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal; provided, however, that the Company shall provide to Parent any material non-public information concerning the Company or any Subsidiary that is provided to such Person which was not previously provided to Parent substantially concurrently with the time it is provided to such Person.
          (c) Notwithstanding Section 6.04(a), if prior to obtaining the Stockholder Approval in response to an unsolicited bona fide written Acquisition Proposal by any Person, which Acquisition Proposal did not result from a breach of Section 6.04(a), or in response to a bona fide solicited Acquisition Proposal which was permitted by Section 6.04(b), the Company Board or the Transaction Committee determines in good faith, (i) after consultation with its outside legal counsel and financial advisor of nationally recognized reputation, that such Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal and (ii) after consultation with outside legal counsel, that the failure to take the actions set forth in clauses (x) and (y) below with respect to such Acquisition Proposal would be reasonably likely to constitute a breach of its fiduciary obligations under applicable Law, the Company may, in response to such Acquisition Proposal, subject to compliance with this Section 6.04, and after giving notice to Parent (x) furnish (or, with respect to a bona fide solicited Acquisition Proposal which was made prior to the Solicitation Period End Date and which was permitted by Section 6.04(b), continue to furnish) information with respect to the Company and access to properties, books, records and personnel to the Person who has made such Acquisition Proposal pursuant to a confidentiality agreement on terms no more favorable to such Person than those contained in the Confidentiality Agreement; provided that all such material non-public information has previously been provided to Parent or is provided to Parent substantially concurrently with the time it is provided to such Person, and (y) participate (or, with respect to a bona fide solicited Acquisition Proposal which was made prior to the Solicitation Period End Date and which was permitted by Section 6.04(b), continue to participate) in discussions and negotiations regarding such Acquisition Proposal. The Company shall advise Parent orally and in writing of the receipt of any Acquisition Proposal, (in each case within two business days of receipt thereof) specifying the material terms and conditions thereof and the identity of the party making such Acquisition Proposal. In the event that any such party thereafter modifies its Acquisition Proposal in any material respect, the Company shall advise Parent orally and in writing within one business day of receipt of such modification of the fact that such Acquisition Proposal has been modified. The Company agrees that it and its Subsidiaries will not enter any confidentiality agreement subsequent to the date hereof which prohibits the Company from providing to Parent such material terms and conditions and other information and shall promptly (and in any event within two business days thereafter) notify Parent of the identity of any Person with which the Company enters into such a confidentiality agreement. It is agreed that any violation of the restrictions set forth in this Section 6.04 by any Company Representative, acting on behalf of the Company or its Subsidiaries, shall constitute a breach of this Section 6.04 by the Company. For purposes of this Agreement, “Acquisition Proposal” means any proposal or offer from any Person or group (other than Parent and its Affiliates) relating to any direct or indirect acquisition or purchase of 20% or more of the assets, net revenues or net income of the Company and its Subsidiaries, taken as a whole, or 20% or more of the Company Common Stock or any other class of equity securities of the Company then outstanding, any tender offer or exchange offer that if consummated would result in any Person beneficially owning 20% or more of the Company Common Stock or any other class of equity securities of the Company then outstanding, and any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company, other than the transactions contemplated by this Agreement and the transactions described on Section 6.04(c) of the Company Schedules; provided, however, subject to the Company’s compliance with Section 5.01(e) prior to the termination of this Agreement in accordance with its terms, the sale by the Company or any of its Subsidiaries of all or any portion of the equity securities or substantially all of the assets of any Subsidiary of the Company listed on Section 6.04(c) of the Company Schedules, and any proposal or offer regarding such a sale, shall not be deemed an Acquisition Proposal for any purpose hereunder.
          (d) Neither the Company Board nor the Transaction Committee shall, directly or indirectly, (i) withdraw or modify, or propose publicly to withdraw or modify, or resolve to withdraw or modify, in a manner adverse to Parent, the approval or recommendation by the Company Board or the Transaction Committee of the Merger, this Agreement or the Voting Agreement; (ii) approve or recommend, or propose publicly to approve or recommend, or resolve to approve or recommend, any Acquisition Proposal (any of the actions referred to in the foregoing clause (i) or (ii), whether taken by the Company Board or any committee thereof, including the Transaction Committee, a “Change in Board Recommendation”); or (iii) approve or recommend or allow the Company or any of its Subsidiaries to enter into any letter of intent, acquisition agreement or any similar agreement to consummate any Acquisition Proposal.
          (e) If, at any time prior to obtaining the Stockholder Approval, the Company receives an Acquisition Proposal which the Company Board (acting through, or based upon the advice of the Transaction Committee if such committee still exists), in good faith (after consultation with its advisors) concludes is a Superior Proposal, the Company shall promptly provide to Parent written notice that shall state expressly (A) that it has received an Acquisition Proposal which constitutes a Superior Proposal, and (B) the identity of the party making such Acquisition Proposal and the terms and conditions of the Acquisition Proposal, including a copy of the relevant proposed transaction agreements (the “Superior Proposal Notice”).
          (f) Notwithstanding Section 6.04(d), at any time prior to obtaining the Stockholder Approval, if the Company Board or the Transaction Committee has concluded in good faith, following consultation with its outside legal counsel, that the failure of the Company Board or the Transaction Committee to make a Change in Board Recommendation would be reasonably likely to constitute a breach of its fiduciary obligations to its stockholders under applicable Law, then the Company Board or the Transaction Committee may (subject to the Company having complied with its obligations under this Section 6.04) (i) make a Change in Board Recommendation or (ii) terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal; provided, however that the Company shall not terminate this Agreement pursuant to the foregoing clause (ii), and any purported termination pursuant to the foregoing clause (ii) shall be void and of no force or effect, unless substantially concurrently with such termination the Company pays the Company Termination Fee payable pursuant to Section 8.03(b)(iii) and enters into a definitive agreement with respect to such Superior Proposal.
          (g) Nothing contained in this Section 6.04 shall prohibit the Company from complying with Rules 14d-9 or 14e-2 promulgated under the Exchange Act if, in the good faith judgment of the Company Board or the Transaction Committee, after consultation with its outside legal counsel, the failure to do so would be inconsistent with its fiduciary duties under applicable Law or is otherwise required under applicable Law; provided, however, that neither the Company Board nor the Transaction Committee may (i) make a Change in Board Recommendation or (ii) take any position under Rule 14e-2(a) other than recommending rejection of such tender or exchange offer, in each case, without first complying with this Section 6.04.
          (h) For purposes of this Agreement, “Superior Proposal” means any bona fide written Acquisition Proposal not solicited or initiated in violation of this Section 6.04 that (1) relates to an acquisition by a Person or group acting in concert of either of (A) more than 50% of the outstanding Shares pursuant to a tender offer, merger or otherwise or (B) all or substantially all of the assets of the Company and the Subsidiaries, taken as a whole, (2) is on terms that the Company Board or the Transaction Committee determines in its good faith judgment (after consultation with a financial advisor of nationally recognized reputation) are more favorable to the Company’s stockholders (in their capacities as stockholders) from a financial point of view than this Agreement and (3) which the Company Board or the Transaction Committee determines in good faith (after consultation with a financial advisor of nationally recognized reputation and its outside legal counsel and after taking into account all legal, financial, antitrust, regulatory and other aspects of the proposal including, without limitation, the financing thereof and any conditions thereto) is reasonably capable of being consummated.
     SECTION 6.05. Directors’ and Officers’ Indemnification and Insurance.
          (a) For a period of six years after the Effective Time, unless otherwise required by applicable Law, the certificate of incorporation and bylaws (or equivalent organizational documents) of the Surviving Corporation and its Subsidiaries shall contain provisions no less favorable with respect to the indemnification of and advancement of expenses to directors and officers than are set forth in the certificate of incorporation or bylaws (or equivalent organizational documents) of the Company (or the relevant Subsidiary) as in effect on the date hereof. Parent shall cause the Surviving Corporation to indemnify and advance expenses to, each present and former director or officer of the Company and each Subsidiary (collectively, the “Indemnified Parties”), in and to the extent of their capacities as such and not as stockholders of the Company or any Subsidiary, in respect of actions, omissions or events through the Effective Time to the fullest extent permitted by Law. Without limiting the generality of the preceding sentence, if any Indemnified Party becomes involved in any actual or threatened action, suit, claim, proceeding or investigation covered by this Section 6.05 after the Effective Time, Parent shall, or shall cause the Surviving Corporation to, to the fullest extent permitted by Law, promptly advance to such Indemnified Party his or her legal or other expenses (including the cost of any investigation and preparation incurred in connection therewith).
          (b) The Surviving Corporation shall either (i) cause to be obtained a “tail” insurance policy with a claims period of at least six years from the Effective Time with respect to directors’ and officers’ liability insurance in amount and scope at least as favorable as the Company’s existing policies for claims arising from facts or events that occurred prior to the Effective Time or (ii) maintain the existing officers’ and directors’ liability insurance policies maintained by the Company (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions that are not less favorable to the Indemnified Parties) for a period of six years after the Effective Time so long as the annual premium therefor is not in excess of 200% of the last annual premium paid prior to the date hereof; provided, however, that if the existing officers’ and directors’ liability insurance policies expire, are terminated or cancelled during such six-year period or require an annual premium in excess of 200% of the current premium paid by the Company for such insurance, the Company will obtain as much coverage as can be obtained for the remainder of such period for a premium not in excess of 200% (on an annualized basis) of such current premium. The Company shall be entitled (after reasonable consultation with Parent) to obtain and fully pay prior to the Effective Time a “tail” insurance policy with a claims period of no more than six years from the Effective Time with respect to the directors’ and officers’ liability and insurance in amount and scope at least as favorable as the Company’s existing policies for claims arising from the facts and events that occurred prior to the Effective Time, provided that the cost thereof does not exceed an amount equal to $1,250,000. In such case the Surviving Corporation shall not be obligated to provide the insurance specified in this Section 6.05(b).
          (c) If Parent or the Surviving Corporation or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or shall cease to continue to exist for any reason or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation and the transferee or transferees of such properties and assets, as applicable, shall assume all of the obligations set forth in this Section 6.05.
     SECTION 6.06. Employee Benefits Matters.
          (a) Parent hereby agrees that, for a period of twelve (12) months after the Effective Time, it shall, or it shall cause the Surviving Corporation and its Subsidiaries to provide the employees of the Company and the Subsidiaries who are in employment as of the Effective Time (each, an “Employee”), with base salary, employee benefits and incentive compensation opportunities (other than equity-based compensation and change in control benefits) that are substantially comparable in the aggregate to those provided to the Employees immediately prior to the Effective Time, provided, however, subject to management’s discretion, and the board of directors’ reasonable business judgment based upon the results of operations of the Company that, it shall, or it shall cause the Surviving Corporation and its Subsidiaries to maintain the following plans without any decrease in contributions or benefits for a period of twenty-four (24) months after the Effective Time: the Sequa 401(k) Plan, Sequa Retirement Plan, Sequa Pension Plan, Sequa Supplemental Executive Retirement Plan I (“SERP I”), Sequa Supplemental Executive Retirement Plan II (“SERP II”) and Sequa Supplemental Executive Retirement Plan III (“SERP III”). Nothing herein shall be deemed to be a guarantee of employment for any Employee, or to restrict the right of the Surviving Corporation to terminate any Employee, provided that no such termination of any Employee shall result in the loss to any such Employee of any accrued or vested rights or benefits under any Plan (subject to the terms and conditions of such Plan). Notwithstanding the foregoing, nothing contained herein, whether express or implied, (i) shall be treated as an amendment or other modification of any Plan or any other compensation or employee benefit plan, program or arrangement, or (ii) shall limit the right of the Surviving Corporation or any of its Subsidiaries to amend, terminate or otherwise modify any Plan or any other compensation or employee benefit plan, program or arrangement following the Closing Date, subject to and in accordance with the terms and conditions of such Plans. Parent, Merger Co and the Company acknowledge and agree that all provisions contained in this Section 6.06 with respect to Employees are included for the sole benefit of Parent, Merger Co and the Company, and that nothing herein, whether express or implied, shall create any third party beneficiary or other rights (i) in any other Person, including, without limitation, any Employees, former Employees, any participant in any Employee Plan, or any dependent or beneficiary thereof, or (ii) to continued employment with Parent, the Surviving Corporation, or any of their respective Affiliates or continued participation in any Employee Plan.
          (b) Employees shall receive credit for their services with the Company and any of its Subsidiaries (including for purposes of eligibility to participate, vesting, benefit accrual and eligibility to receive benefits, but excluding benefit accruals under any defined benefit pension plan) under any employee benefit plan, program or arrangement established or maintained by Parent, the Surviving Corporation or any of their respective subsidiaries under which each Employee may be eligible to participate on or after the Effective Time to the same extent recognized by the Company or any of the Subsidiaries under comparable Plans immediately prior to the Effective Time; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit.
          (c) With respect to the welfare benefit plans, programs and arrangements maintained, sponsored or contributed to by Parent or the Surviving Corporation (“Purchaser Welfare Benefit Plans”) in which an active Employee may become eligible to participate in the one-year period following the Effective Time, Parent shall (i) waive, or use reasonable best efforts to cause its insurance carrier to waive, all limitations as to preexisting and at-work conditions, if any, with respect to participation and coverage requirements applicable to each active Employee under any Purchaser Welfare Benefit Plan to the same extent waived under a comparable Plan and (ii) use reasonable best efforts to cause any eligible expenses incurred by any Employee and his or her covered dependents under comparable Plans during the plan year in which such individuals move to a comparable Purchaser Welfare Benefit Plan to be taken into account under the Purchaser Welfare Benefit Plans for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Employee and his or her dependents as if such amounts had been paid in accordance with the Purchaser Welfare Benefit Plans.
          (d) For the avoidance of doubt, it is expressly agreed that the provisions of Section 9.06 shall apply to this Section 6.06.
          (e) Parent hereby agrees that, subject to management’s discretion, and the board of director’s reasonable business judgment based upon the results of operations of the Company, for a period of twenty four (24) months after the Effective Time, that it shall, or it shall cause the Surviving Corporation and its Subsidiaries to continue to maintain and fund the Sequa Corporation Grantor Trust Agreement by and between Sequa Corporation and Wachovia Bank of Georgia, N.A. (the “SERP Trust”) consistent in all material respects with the manner funded by the Company during the two years prior to the Effective Date.
     SECTION 6.07. Notification of Certain Matters. Subject to applicable Laws and the instructions of any Governmental Authority, each of the Company and Parent shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by Parent or the Company, as the case may be, or any of its Subsidiaries, from any third Person and/or any Governmental Authority with respect to the Merger. Between the date hereof and the Effective Time, (i) the Company shall promptly notify Parent in writing of any breach of any representation, warranty or covenant of the Company contained herein, (ii) Parent will promptly notify the Company in writing of any breach of any representation, warranty or covenant of Parent or Merger Co contained herein and (iii) the Company will notify Parent in writing and Parent will notify the Company in writing of any communication received (A) from any Person alleging a consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or (B) from any Governmental Authority in connection with the transactions contemplated by this Agreement.
     SECTION 6.08. Financing.
          (a) Parent shall use its reasonable best efforts to arrange the Debt Financing on the terms and conditions described in the Commitment Letters (provided that Parent may replace or amend the Commitment Letters so long as the terms would not (x) be adverse to the interests of the Company prior to the Effective Time in any material respect or (y) adversely affect or unreasonably delay the ability of Parent or Merger Co to consummate the transactions contemplated hereby or the likelihood of consummation of the transactions contemplated hereby), including using reasonable best efforts to (i) satisfy on a timely basis all terms, conditions, representations and warranties applicable to Parent set forth in the Commitment Letters; (ii) enter into definitive agreements with respect thereto on the terms and conditions contemplated by the Commitment Letters or on other terms acceptable to Parent; and (iii) enforce its rights under the Commitment Letters. Parent will furnish correct and complete copies of all such definitive agreements (excluding any fee letters or engagement letters which, by their terms, are confidential) to the Company promptly upon their execution. If any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the

Commitment Letters, Parent shall use its reasonable best efforts to arrange to obtain alternative financing from alternative sources (on terms and conditions no less favorable to Parent than the terms and conditions as set forth in the Commitment Letters) in an amount sufficient to consummate the transactions contemplated by this Agreement. Parent shall keep the Company informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the Debt Financing and shall notify the Company promptly, and in any event within two (2) business days, if at any time prior to the Closing Date (i) the Commitment Letter shall expire or be terminated for any reason or (ii) any financing source that is a party to the Commitment Letter notifies Parent or Merger Sub that such source no longer intends to either provide or underwrite financing to Merger Sub on the material terms set forth therein.
          (b) If the Commitment Letter shall be terminated or modified in a manner materially adverse to Parent for any reason, Parent shall use its reasonable best efforts to obtain, and, if obtained, will provide the Company with a copy of, a new financing commitment (a “New Financing Commitment”) that provides for at least the same amount of financing as the Commitment Letter as originally issued and on terms and conditions no less favorable to Parent or Merger Co than those included in the Commitment Letter; provided, however, that such New Financing Commitment shall not without the consent of the Company (such consent not to be unreasonably withheld, delayed or denied) (i) reduce the aggregate amount of the Financing, (ii) expand the conditions to the Closing Date drawdown to the Debt Financing as set forth in the Commitment Letter in any material respect or (iii) otherwise be adverse to the interests of the Company prior to the Effective Time in any material respect, including but not limited to terms that would, as compared to the Commitment Letter, adversely impact the ability of Parent or Merger Sub to consummate the transactions contemplated hereby. In such event, the term “Commitment Letter” as used herein shall be deemed to mean the New Financing Commitments to the extent then in effect.
          (c) The Company agrees to provide, and to use its reasonable best efforts to cause, the Subsidiaries and its and their Representatives to provide, such cooperation (including with respect to timeliness) in connection with the arrangement of the Debt Financing (including, without limitation, the issuance of senior notes and/or senior subordinated notes contemplated by the Commitment Letters) as may be reasonably requested by Parent (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and the Subsidiaries), including without limitation (i) participation in meetings, road shows, drafting sessions, rating agency presentations and due diligence sessions, (ii) furnishing Parent and its financing sources with the Company’s financial statements as of, and for the nine month period ended September 30, 2007 and such other financial statements and financial data of the type and for the periods required by Regulation S-X and Regulation S-K and of type and form and for the periods customarily included in private placements under Rule 144A under the Securities Act to consummate the offering of secured or unsecured senior notes and/or senior subordinated notes as of the date such offering will be made (collectively, the “Required Financial Information”) and such other financial and other pertinent information regarding the Company as may be reasonably requested by Parent, (iii) assisting Parent and its financing sources in the preparation of (A) offering documents for any portion of the Debt Financing and (B) materials for rating agency presentations, (iv) cooperating with the marketing efforts of Parent and its financing sources for any of the Debt Financing, (v) providing and executing documents as may be reasonably requested by Parent, including a certificate of the chief financial officer of the Company with respect to solvency matters, (vi) executing and delivering any pledge and security documents and otherwise facilitating the pledging of collateral, and (vii) using reasonable efforts to obtain consents of accountants for use of their reports in any materials relating to the Debt Financing, accountants’ comfort letters, legal opinions, surveys and title insurance as reasonably requested by Parent. Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company or the Subsidiaries in connection with such cooperation. The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Debt Financing; provided that such logos are used solely in a manner that is not intended or not reasonably likely to harm or disparage the Company or any of its Subsidiaries.
     SECTION 6.09. Further Action; Reasonable Best Efforts. Upon the terms and subject to the conditions of this Agreement (including the terms of Sections 6.04(b) and (c)), each of the Company, Parent and Merger Co agrees to use its reasonable best efforts to effect the consummation of the Merger as soon as practicable after the date hereof. Without limiting the foregoing, (a) each of the Company, Parent and Merger Co agrees to use its reasonable best efforts to take, or cause to be taken, all actions necessary to comply promptly with all legal requirements that may be imposed on itself with respect to the Merger (which actions shall include furnishing all information required under the HSR Act and in connection with approvals of or filings with any other Governmental Authority) and shall promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or any of their Subsidiaries in connection with the Merger and (b) each of the Company, Parent and Merger Co shall, and shall cause its Subsidiaries to, use its or their reasonable best efforts to obtain (and shall cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Authority or other public or private third Person required to be obtained or made by Parent, Merger Co, the Company or any of their Subsidiaries in connection with the Merger or the taking of any action contemplated thereby or by this Agreement. The Company shall, to the extent not otherwise needed for the operation of the Company or its Subsidiaries, use reasonable best efforts to, and shall use reasonable best efforts to cause its Subsidiaries to, manage cash and cash equivalents and investments in marketable securities to maximize the amount of cash available for use in connection with the Merger at the Effective Time.
     SECTION 6.10. Public Announcements. The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of Parent and the Company. Thereafter, each of Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the Merger, except to the extent public disclosure is required by applicable Law or the requirements of the New York Stock Exchange, in which case the issuing party shall use its reasonable best efforts to consult with the other party before issuing any such release or making any such public statement.
     SECTION 6.11. Resignations. The Company shall use its reasonable best efforts to obtain and deliver to Parent at the Closing evidence reasonably satisfactory to Parent of the resignation effective as of the Effective Time, of those directors of any Subsidiary designated by Parent to the Company in writing at least ten business days prior to the Closing.
     SECTION 6.12. Redemption of Company Notes. Upon the written request of Parent, the Company shall within three (3) business days thereafter notify the trustee (the “Notes Trustee”) in accordance with Section 3.04 of that certain indenture dated as of July 29, 1999 (the “Trust Indenture”) with respect to the 9% Senior Unsecured Notes, due 2009 and 8 7/8% Senior Unsecured Notes, due 2008, in each case issued by the Company (collectively, the “Company Notes”) that the Company is redeeming the Company Notes on such date as is specified in such written notice. Such notice shall specify that such redemption is a Conditional Redemption (as defined in Section 3.04 of the Trust Indenture) and is conditioned upon the consummation of the Merger and shall otherwise be in form and substance satisfactory to Parent. The Company shall take such other actions as are reasonably requested by Parent to effect such redemption promptly following the Effective Time; provided, that the Company shall not be required to waive the condition that the Merger be consummated prior to the consummation of the Merger.
     SECTION 6.13. Stockholder Litigation. In the event that any stockholder litigation related to this Agreement, the Merger or the other transactions contemplated by this Agreement is brought, or, to the Knowledge of the Company, threatened, against the Company and/or the members of the Company Board prior to the Effective Time, the Company shall promptly notify Parent of any such stockholder litigation brought, or, to the knowledge of the Company, threatened against the Company and/or members of the Company Board and keep Merger Co reasonably informed with respect to the status thereof. The Company shall give Parent the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed to without Parent’s prior written consent (such consent not to be unreasonably withheld or delayed).
ARTICLE VII.
CONDITIONS TO THE MERGER
     SECTION 7.01. Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Co to consummate the Merger are subject to the satisfaction or waiver in writing (where permissible) as of the Closing of the following conditions:
          (a) Company Stockholder Approval. This Agreement shall have been adopted by the requisite affirmative vote of the stockholders of the Company in accordance with the DGCL and the Company’s certificate of incorporation.
          (b) Antitrust Approvals and Waiting Periods. Any waiting period (and any extension thereof) applicable to the consummation of the Merger under applicable United States antitrust Laws, including the HSR Act, and applicable foreign antitrust or competition Laws, shall have expired or been terminated, and any approvals required thereunder shall have been obtained.

          (c) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which is then in effect and has the effect of making consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger.
          (d) Governmental Consents. Any other approval of any Governmental Authority or waiting periods under any applicable Laws or regulation of any Governmental Authority shall have been obtained or have expired (without the imposition of any material condition) if the failure to obtain any such approval or the failure of any such waiting period to expire would constitute a material violation of Law or subject any party to any material fine or other material adverse consequences.
     SECTION 7.02. Conditions to the Obligations of Parent and Merger Co. The obligations of Parent and Merger Co to consummate the Merger are subject to the satisfaction or waiver in writing (where permissible) as of the Closing of the following additional conditions:
          (a) Representations and Warranties.
          (i) The representations and warranties set forth in Section 3.03, Section 3.04, Section 3.22 and Section 3.23 shall be true and correct in all material respects as of the Closing Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); and
          (ii) The other representations and warranties of the Company set forth in this Agreement shall be true and correct (disregarding any Company Material Adverse Effect, materiality or similar qualifiers therein) as of the Effective Time as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct (disregarding any Company Material Adverse Effect, materiality or similar qualifiers) as of such earlier date); provided, however, that notwithstanding anything herein to the contrary, the condition set forth in this Section 7.02(a)(ii) shall be deemed to have been satisfied even if the representations and warranties of the Company are not so true and correct, unless the failure of such representations and warranties of the Company to be so true and correct, individually or in the aggregate, has had, or would reasonably be likely to have, a Company Material Adverse Effect.
          (b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.
          (c) Officer’s Certificate. The Company shall have delivered to each of Parent and Merger Co a certificate, dated the date of the Closing, signed by an officer of the Company and certifying as to the satisfaction of the conditions specified in Sections 7.02(a) and 7.02(b).

          (d) No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any event, circumstance, development, change or effect that has had, or would be reasonably likely to have, a Company Material Adverse Effect.
          (e) FIRPTA Affidavit. Prior to the Closing on the Closing Date, the Company shall cause to be delivered to Parent an executed affidavit, in accordance with Treasury Regulation Section 1.897-2(h)(2), certifying that an interest in the Company is not a U.S. real property interest within the meaning of Section 897(c) of the Code and sets forth the Company’s name, address and taxpayer identification number.
     SECTION 7.03. Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver in writing (where permissible) as of the Closing of the following additional conditions:
          (a) Representations and Warranties. The representations and warranties of Parent and Merger Co set forth in this Agreement shall be true and correct (disregarding any materiality or similar qualifiers therein) as of the Effective Time as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); provided, however, that notwithstanding anything herein to the contrary, the condition set forth in this 7.03(a) shall be deemed to have been satisfied even if any representations and warranties of Parent and Merger Co are not so true and correct, unless the failure of such representations and warranties of Parent and Merger Co to be so true and correct, individually or in the aggregate, would prevent the consummation of the Merger or prevent Parent or Merger Co from performing its obligations under this Agreement.
          (b) Agreements and Covenants. Merger Co shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.
          (c) Officer’s Certificate. Merger Co shall have delivered to the Company a certificate, dated the date of the Closing, signed by an officer on behalf of Merger Co, certifying as to the satisfaction of the conditions specified in Sections 7.03(a) and 7.03(b).
ARTICLE VIII.
TERMINATION, AMENDMENT AND WAIVER
     SECTION 8.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action taken or authorized by the Board of Directors of the terminating party or parties or, in the case of the Company, the Transaction Committee, notwithstanding any requisite adoption of this Agreement by the stockholders of the Company, and whether before or after the stockholders of the Company have approved this Agreement at the Company Stockholders’ Meeting (except to the extent otherwise specified in this Section 8.01 below), only as follows (the date of any such termination, the “Termination Date”):

          (a) by mutual written consent of Parent and the Company;
          (b) by either Parent or the Company if the Effective Time shall not have occurred on or before December 31, 2007 (the “Expiration Date” provided that the Expiration Date shall be extended to February 8, 2008 in the event that (i) the Marketing Period has not been completed by December 21, 2007 or (ii) the conditions to closing set forth in Sections 7.01(b) or 7.01(c) have not been satisfied on or before December 31, 2007); provided, however, that the right to terminate this Agreement under this Section 8.01(b) shall not be available to the party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;
          (c) by either Parent or the Company if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling or taken any other action (including the failure to have taken an action) which, in either such case, has become final and non-appealable and has the effect of making consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger;
          (d) by Parent if (i) any of the representations and warranties of the Company herein are or become untrue or inaccurate such that Section 7.02(a) would not be satisfied, or (ii) there has been a breach on the part of the Company of any of its covenants or agreements herein such that Section 7.02(b) would not be satisfied, and, in either the case of clause (i) or clause (ii), such breach has not been, or cannot be, cured by the Expiration Date; provided, however, that Parent and Merger Co are not then in material breach of this Agreement so as to cause any of the conditions set forth in Sections 7.01, 7.03(a) or 7.03(b) not to be satisfied;
          (e) by the Company if (i) any of the representations and warranties of either Parent or Merger Co herein are or become untrue or inaccurate such that Section 7.03(a) would not be satisfied, or (ii) there has been a breach on the part of either Parent or Merger Co of any of its covenants or agreements herein such that Section 7.03(b) would not be satisfied, and, in either the case of clause (i) or clause (ii), such breach has not been, or cannot be, cured by the Expiration Date; provided, however, that the Company is not then in material breach of this Agreement so as to cause any of the conditions set forth in Sections 7.01, 7.02(a) or 7.02(b) not to be satisfied and the condition set forth in Section 7.02(d) would be satisfied if the Closing were then to occur;
          (f) by Parent if this Agreement shall fail to receive the Stockholder Approval at the Company Stockholders’ Meeting or any adjournment thereof at which this Agreement has been voted upon or if the Company Stockholders’ Meeting has not been convened and the Stockholder Approval has not been obtained prior to December 31, 2007;
          (g) by Parent if the Company Board or the Transaction Committee shall have (i) effected a Change in Board Recommendation, (ii) taken any position contemplated by Rule 14e-2(a) of the Exchange Act with respect to any Acquisition Proposal other than recommending rejection of such Acquisition Proposal, or (iii) failed to include in the Proxy Statement distributed to stockholders its recommendation that stockholders adopt and approve this

Agreement and the Merger or failed to call the Company Stockholders’ Meeting in breach of its obligations under this Agreement to do so;
          (h) by the Company prior to obtaining the Stockholder Approval, in accordance with, and subject to the terms and conditions of Section 6.04(f); or
          (i) by the Company if all of the conditions set forth in Sections 7.01 and 7.02 have been satisfied and Parent has failed to consummate the Merger no later than ten (10) business days after the final day of the Marketing Period.
     SECTION 8.02. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto (except that the provisions of Sections 6.03(b), this Section 8.02, Section 8.03 and Article IX shall survive any such termination); provided, however, that nothing herein shall relieve the Company from liability for any willful or intentional breach of any of its covenants or agreements set forth in this Agreement prior to such termination.
     SECTION 8.03. Fees and Expenses.
          (a) Except as otherwise set forth in Section 6.08 and this Section 8.03, all Expenses incurred in connection with this Agreement shall be paid by the party incurring such expenses, whether or not the Merger is consummated. “Expenses”, as used in this Agreement, shall include all reasonable out-of-pocket documented expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, hedging counterparties, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf (or, with respect to Parent and Merger Co, incurred by their stockholders or on their behalf) in connection with or related to the transactions contemplated hereby, including the authorization, preparation, negotiation, execution and performance of this Agreement, the Voting Agreement, the Commitment Letters and the other transactions contemplated hereby or thereby (including the Debt Financing), the preparation, printing, filing and mailing of the Proxy Statement, the solicitation of stockholder approval, and all other matters related to the closing of the Merger;
          (b) The Company agrees that if this Agreement shall be terminated:
          (i) by Parent or the Company pursuant to Section 8.01(b), and no later than 12 months after the Termination Date, the Company enters into a definitive agreement for an acquisition with respect to an Alternative Proposal, or an Alternative Proposal is consummated, then the Company will pay to Parent, on the date of the agreement in respect of such Alternative Proposal or, if earlier, the date of the consummation of the transaction in respect of such Alternative Proposal, as may be applicable, the Company Termination Fee, in immediately available funds, as directed by Parent in writing;
          (ii) by Parent pursuant to Section 8.01(d) or Section 8.01(f), then the Company shall pay to Parent, on the Termination Date, the Expenses of Parent and Merger Co (the “Termination Expenses”), in immediately available funds, as directed by

Parent in writing and, further, if no later than 12 months after the Termination Date, the Company enters into an agreement with respect to an Alternative Proposal, or an Alternative Proposal is consummated, then the Company will pay to Parent, on the date of the agreement in respect of such an Alternative Proposal or, if earlier, the date of the consummation of the transaction in respect of such an Alternative Proposal, as may be applicable, the Company Termination Fee (less any amounts previously paid to Parent in respect of the Termination Expenses pursuant to this Section 8.03(b)(ii)), in immediately available funds, as directed by Parent in writing; or
          (iii) by Parent pursuant to Section 8.01(g) or by the Company pursuant to Section 8.01(h), then the Company shall pay to Parent, on the Termination Date, the Company Termination Fee, in immediately available funds, as directed by Parent in writing.
          (c) For purposes of this Agreement, “Company Termination Fee” means an amount equal to $60,570,000; provided, however, in the event that the Agreement is terminated in accordance with Section 8.01(h) on or before the Solicitation Period End Date, the “Company Termination Fee” shall mean an amount equal to (i) $30,285,000 plus (ii) an amount equal to the lesser of (x) the Termination Expenses and (y) $10,000,000.
          (d) Parent agrees that (x) if the Company shall terminate this Agreement pursuant to Section 8.01(e) or Section 8.01(i) and, in either case, at the time of such termination, the Company is not in material breach of any representation, warranty, covenant or agreement contained herein and no representation or warranty of the Company contained herein shall have become untrue, in each case such that the conditions set forth in Section 7.02(a) or Section 7.02(b) would not be satisfied, and there is no state of facts or circumstances that would reasonably be expected to cause the other conditions to the obligation of Parent and Merger Co to consummate the Merger not to be satisfied on or prior to the Expiration Date or (y) if the Company shall terminate this Agreement pursuant to Section 8.01(b) and, at the time of such termination, all conditions set forth in Article VII hereof have been satisfied except for the condition specified in Section 7.01(b) and there is no state of facts or circumstances that would reasonably be expected to cause the other conditions to the obligation of Parent and Merger Co to consummate the Merger and the other transactions not to be satisfied on or prior to the Expiration Date, Parent shall pay to the Company a fee of $60,570,000 (the “Parent Termination Fee”) in immediately available funds no later than two business days after such termination by the Company.
          (e) Each of the Company and Parent acknowledges that the agreements contained in this Section 8.03 are an integral part of the transactions contemplated by this Agreement. In the event that the Company or Parent shall fail to pay the Company Termination Fee or the Parent Termination Fee when due, the Company or Parent, as appropriate, shall reimburse the other party for all reasonable costs and expenses actually incurred or accrued by such party (including reasonable fees and expenses of counsel) in connection with the collection under and the enforcement of this Section 8.03. Notwithstanding anything to the contrary set forth in this Agreement, the parties hereto expressly acknowledge and agree that:

     (i) the Company’s right to receive payment of the Parent Termination Fee pursuant to this Section 8.03 shall be the exclusive remedy of the Company against, Parent, Merger Co, the Guarantors and their respective stockholders, partners, members, affiliates, directors, officers, employees or agents, and their respective assets, with respect to this Agreement, the Guarantees and the transactions contemplated hereby and thereby (including any breach by Parent or Merger Co), the termination of this Agreement, the failure to consummate the transactions contemplated by this Agreement and any claims or Actions under applicable Law arising out of any such breach, termination or failure, and upon payment of the Parent Termination Fee in accordance with this Section 8.03, none of Merger Co, the Guarantors or Parent, or any of their respective stockholders, partners, members, affiliates, directors, officers, employees or agents, as the case may be, shall have any further liability or obligation relating to or arising out of this Agreement, the Guarantees or the transactions contemplated hereby and thereby (including any breach by Parent or Merger Co), the termination of this Agreement, the failure to consummate the transactions contemplated by this Agreement or any claims or Actions under applicable Law arising out of any such breach, termination or failure (except that Parent also shall be obligated with respect to the second sentence of this Section 8.03(e));
     (ii) in light of the difficulty of accurately determining actual damages with respect to the foregoing, upon any such termination of this Agreement, the payment of the Parent Termination Fee in such circumstance: (A) constitutes a reasonable estimate of the damages that will be suffered by the Company by reason of breach or termination of this Agreement or the Guarantees, and (B) shall be in full and complete satisfaction of any and all damages of the Company arising out of or related to this Agreement and the Guarantees, the transactions contemplated hereby and thereby (including, any breach by Parent or Merger Co), the termination of this Agreement, the failure to consummate the transactions contemplated by this Agreement, and any claims or Actions under applicable Law arising out of any such breach, termination or failure;
     (iii) in no event shall the Company be entitled to seek or obtain any recovery or judgment in addition to the Parent Termination Fee (plus, in the case the Parent Termination Fee is not timely paid, the amounts described in the second sentence of this Section 8.03(e)) against Merger Co, the Guarantors or Parent, or any of their respective stockholders, partners, members, affiliates, directors, officers, employees or agents or any of their respective assets, and in no event shall the Company be entitled to seek or obtain any other damages of any kind, including consequential, special, indirect or punitive damages for, or with respect to, this Agreement or the Guarantees or the transactions contemplated hereby and thereby (including, any breach by Parent or Merger Co), the termination of this Agreement, the failure to consummate the transactions contemplated by this Agreement or any claims or Actions under applicable Law arising out of any such breach, termination or failure; and
     (iv) The payment of Termination Expenses and/or the Company Termination Fee in accordance with Sections 6.08, 8.02 and 8.03 shall be the sole and exclusive remedy of the Parent and Merger Co against the Company and any of its stockholders, affiliates, directors, officers, employees or agents with respect to this Agreement or the transactions contemplated hereby (but excluding any remedy against the Principal Stockholders with respect to the Voting Agreement or any breach thereof or default thereunder), and their respective assets, for breach of any representation, warranty, covenant or agreement contained herein, other than any intentional or willful breach by the Company of its covenants and agreements hereunder (it being understood and agreed that the failure to consummate the transactions contemplated hereby in the event that all of the conditions to closing have been satisfied or waived by the party entitled to waive such condition shall be deemed an intentional breach of this Agreement).
     SECTION 8.04. Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after the adoption of this Agreement by the stockholders of the Company, no amendment shall be made except as allowed under applicable Law. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.
     SECTION 8.05. Waiver. Any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of any other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.
ARTICLE IX.
GENERAL PROVISIONS
     SECTION 9.01. Non-Survival of Representations, Warranties and Agreements. The representations and warranties in this Agreement and in any certificate delivered pursuant hereto shall terminate at the Effective Time. This Section 9.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.
     SECTION 9.02. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (a) on the date of delivery if delivered personally, (b) on the first business day following the date of dispatch if delivered by a nationally recognized next-day courier service, (c) on the fifth business day following the date of mailing if delivered by registered or certified mail (postage prepaid, return receipt requested) or (d) if sent by facsimile transmission, when transmitted and receipt is confirmed. All notices under Section 6.04 or Article VIII shall be delivered by courier and facsimile transmission to the respective parties at the addresses provided in accordance with this Section 9.02. All notices hereunder shall be delivered to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

if to Parent or Merger Co, to:
Blue Jay Acquisition Corporation
c/o:
The Carlyle Group
1001 Pennsylvania Avenue, NW
Suite 220 South
Washington, DC 20004
Attention: Peter Clare
                  Adam Palmer
Facsimile: (202) 347-9250
with a copy to:
Latham & Watkins LLP
555 Eleventh Street, NW
Washington, DC 20004
Attention: Daniel T. Lennon
                  David S. Dantzic
Facsimile: (202) 637-2201
if to the Company:
Sequa Corporation
200 Park Avenue
New York, NY 10166
Attention: John J. Dowling III, Senior Vice President, Legal
Facsimile: (212) 949-5849
with a copy to:
Cahill Gordon & Reindel llp
80 Pine Street
New York, NY 10005
Attention: W. Leslie Duffy, Roger D. Andrus, Jonathan I. Mark
Fax: (212) 269-5420
     SECTION 9.03. Certain Definitions.
          (a) For purposes of this Agreement:
          “Affiliate” of a specified Person means a Person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

          “Alternative Proposal” means (i) a transaction of the type described in the definition of Acquisition Proposal except that each reference to 20% shall be increased to 50%, and (ii) for which (x) the aggregate consideration to be received with respect to each Share is equal to or greater than 90% of the per share Merger Consideration or (y) in the case of a sale of less than all of the capital stock of the Company or a sale of less than all of the assets of the Company and its Subsidiaries taken as a whole, the enterprise value of the Company (on a debt-free, cash-free basis) implied by such transaction is equal to or greater than 90% of the enterprise value of the Company (on a debt-free, cash-free basis) implied by the transactions contemplated hereby.
          “beneficial owner”, with respect to any Shares, has the meaning ascribed to such term under Rule 13d-3(a) of the Exchange Act.
          “business day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in The City of New York.
          “Company Material Adverse Effect” means any event, circumstance, development, change or effect that (i) is, individually or in the aggregate with all other events, circumstances, developments, changes and effects, materially adverse to the assets, business, liabilities, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole, other than any change, circumstance, event or effect described in clause (i) resulting primarily from any of the following: (A) the announcement of the execution of this Agreement, or the pendency of consummation of the Merger, (B) changes in general economic conditions, or in the industries in which the Company operates, or financial markets as a whole so long as such conditions do not adversely affect the Company or its Subsidiaries in a materially disproportionate manner relative to other similarly situated participants in the industries, geographies or markets in which they operate (other than any such changes that result from war or other hostilities (except for the current conflicts in Iraq or Afghanistan), or the occurrence of any military or terrorist attacks), (C) any change in any applicable Law, rule or regulation or GAAP or interpretation thereof by any Governmental Authority after the date hereof, or (D) the matter set forth on Section 9.03 of the Company Schedules, or (ii) would reasonably be likely to prevent the consummation of the Merger or prevent the Company from performing its obligations under this Agreement.
          “Computer Software” means (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code, object code, executable or binary code (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize, maintain, support or develop any of the foregoing, and (iv) all documentation, including programmers’ notes and source code annotations, user manuals and training materials relating to any of the foregoing, including any translations thereof.

          “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.
          “Environmental Claims” means any administrative or judicial actions, suits, orders, claims, proceedings or written notices of noncompliance by or from any person alleging liability arising out of exposure to or the Release of any Material of Environmental Concern or the failure to comply with any Environmental Law.
          “Environmental Laws” means all foreign, federal, state, or local statutes, common law, regulations, ordinances, codes, orders or decrees relating to the protection of the environment, including the ambient air, soil, sediments, surface water, groundwater, or natural resources, or relating to the protection of human health from exposure to Materials of Environmental Concern.
          “Indebtedness” means (i) indebtedness of the Company or any of its Subsidiaries for borrowed money (including the aggregate principal amount thereof, the aggregate amount of any accrued but unpaid interest thereon and any prepayment penalties or other similar amounts payable in connection with the repayment thereof on or prior to the Closing Date), (ii) obligations of the Company or any of its Subsidiaries evidenced by bonds, notes, debentures, letters of credit or similar instruments (iii) obligations of the Company or any of its Subsidiaries under capitalized leases, (iv) obligations of the Company or any of its Subsidiaries in excess of $1 million individually or $5 million in the aggregate under conditional sale, title retention or similar agreements or arrangements creating an obligation of the Company or any of its Subsidiaries with respect to the deferred purchase price of property, (v) obligations in respect of interest rate and currency obligation swaps, hedges or similar arrangements; provided that any such arrangement is entered into in the ordinary course of business and not for speculative purposes and (vi) all obligations of any of the Company or any of its Wholly-Owned Subsidiaries to guarantee any of the foregoing types of obligations on behalf of any Person other than the Company or any of its Wholly-Owned Subsidiaries.
          “knowledge of the Company” or “Company’s knowledge” means the actual knowledge (after reasonable inquiry of the Persons designated in Section 9.03(a) of the Company Schedules) of any executive officer of the Company or any business unit of the Company.
          “Liens” means any pledges, claims, liens, charges, encumbrances, options to purchase or lease or otherwise acquire any interest, conditional sales agreement, restriction (whether on voting, sale, transfer, disposition or otherwise) and security interests of any kind or nature whatsoever.
          “Marketing Period” means the first period of 20 consecutive business days after the date hereof throughout which (A) Parent shall have the Required Financial Information that the Company is required to provide to Parent pursuant to Section 6.08(c) and (B) the conditions set forth in Sections 7.01, 7.02(a), 7.02(b), and 7.02(d) shall be satisfied assuming the Closing were to be scheduled for any time during such 20 consecutive business day period (except in the case of the condition set forth in Section 7.02(b), to the extent such condition relates to covenants to be performed at the Closing or at any other time after any applicable time during such 20 consecutive business day period); provided, however, that if the Marketing Period has not ended on or prior to November 22 and would otherwise end prior to December 7, 2007, the Marketing Period shall be extended to December 7, 2007 for all purposes hereunder; and provided, however, that if the Marketing Period has not ended on or prior to December 21, 2007, the Marketing Period shall not be deemed to have commenced or been completed prior to January 3, 2008 for any purpose hereunder; and provided, further, that the Marketing Period shall not be deemed to have commenced if, prior to the completion of the Marketing Period, KPMG LLP or Ernst & Young LLP shall have withdrawn its audit opinion with respect to any financial statements contained in the SEC Reports.
          “Materials of Environmental Concern” means any hazardous, acutely hazardous, or toxic substance or waste defined or regulated as such under Environmental Laws; petroleum, asbestos, lead, polychlorinated biphenyls, radon, or toxic mold; and any other substance the exposure to which would reasonably be expected, because of hazardous or toxic qualities, to result in liability under applicable Environmental Laws.
          “Permitted Lien” means a Lien (A) for Taxes or governmental assessments, charges or claims of payment not yet due or being contested in good faith and, in each case, for which adequate accruals or reserves have been established in accordance with GAAP, (B) which is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar lien arising in the ordinary course of business, (C) which is a zoning, entitlement or other land use or environmental regulation by any Governmental Authority, (D) which is disclosed on the most recent consolidated balance sheet of the Company or notes thereto (or securing liabilities reflected on such balance sheet), (E) which was incurred in the ordinary course of business since the date of the most recent consolidated balance sheet of the Company or (F) any other encumbrance that does not restrict the use of the property as currently used by the Company or its Subsidiaries or materially detract from the economic value of the property.
          “Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, Person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.
          “Release” means any release, spill, emission, leaking, pumping, emitting, discharging, injecting, escaping, leaching, dumping, disposing or migrating into or through the environment.
          “subsidiary” of the Company, the Surviving Corporation, Parent, Merger Co or any other Person means (i) any direct or indirect subsidiary of such Person that is consolidated with such Person in accordance with GAAP for financial accounting purposes and (ii) any Affiliate controlled by such Person, directly or indirectly, through one or more intermediaries, and, without limiting the foregoing, includes any entity in respect of which such Person, directly or indirectly, beneficially owns 50% or more of the voting securities or equity.

          “Tax” or “Taxes” means any and all federal, state, local and foreign income, gross receipts, payroll, employment, excise, stamp, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, real property, personal property, sales, use, transfer, value added, alternative or add-on minimum, estimated, or other taxes (together with interest, penalties and additions to tax imposed with respect thereto) imposed by any Governmental Authority.
          “Tax Returns” means returns, declarations, claims for refund, or information returns or statements, reports and forms relating to Taxes filed or required to be filed with any Governmental Authority (including any schedule or attachment thereto) with respect to the Company or the Subsidiaries, including any amendment thereof.
          “Wholly-Owned Subsidiary” means any Subsidiary of the Company all of the equity securities of which are owned of record and/or beneficially by the Company and/or one or more other Wholly-Owned Subsidiaries of the Company.
          (b) The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition
2007 Operating Budget	§ 5.01
Acquisition Proposal	§ 6.04
Action	§ 3.10
Affiliate	§ 9.03
Agreement	Preamble
Alternative Proposal	§ 9.03
beneficial owner	§ 9.03
business day	§ 9.03
Capitalization Date	§ 3.03
Certificate of Merger	§ 1.03
Certificates	§ 2.02
Change in Board Recommendation	§ 6.04
Change in Control Agreement	§ 3.11
Class A Common Stock	§ 2.01
Class B Common Stock	§ 2.01
Closing	§ 1.02
Closing Date	§ 1.02
Code	§ 2.04
Commitment Letter	§ 4.07
Company	Preamble
Company Board	Recitals
Company Capital Stock	§ 2.01
Company Common Stock	§ 2.01
Company Schedules	Article III
Company Material Adverse Effect	§ 9.03
Company Notes	§ 6.12

Defined Term	Location of Definition
Company Permits	§ 3.06
Company Preferred Stock	§ 2.01
Company Representatives	§ 6.04
Company Stock Option Plans	§ 2.04
Company Stock Options	§ 2.04
Company Stock Plans	§ 3.03
Company Stockholders’ Meeting	§ 6.02
Company’s knowledge	§ 9.03
Company Termination Fee	§ 8.03
Computer Software	§ 9.03
Confidentiality Agreement	§ 6.03
Contract	§ 3.05
control	§ 9.03
Customer Agreement	§ 3.17
Debt Financing	§ 4.07
DGCL	§ 1.01
Dissenting Shares	§ 2.05
Effective Time	§ 1.03
Employee	§ 6.06
Environmental Claims	§ 9.03
Environmental Laws	§ 9.03
Equity Funding Letter	§ 4.07
ERISA	§ 3.11
ERISA Affiliate	§ 3.11
Exchange Act	§ 3.05
Exchange Fund	§ 2.02
Expenses	§ 8.03
Expiration Date	§ 8.01
FAA Permits	§ 3.19
Financing	§ 4.07
Financing Commitments	§ 4.07
Foreign Benefit Plan	§ 3.11
Foreign Corrupt Practices Act	§ 3.06
Funded Debt	§ 3.07
GAAP	§ 3.07
Governmental Authority	§ 3.05
Guarantees	§ 4.08
Guarantor	§ 4.08
HSR Act	§ 3.05
Indebtedness	§ 9.03
Indemnified Parties	§ 6.05
Infringe	§ 3.14
Intellectual Property	§ 3.14
Investments	§ 3.03

Defined Term	Location of Definition
IRS	§ 3.11
knowledge of the Company	§ 9.03
Law	§ 3.05
Leased Properties	§ 3.13
Liens	§ 9.03
Marketing Period	§ 9.03
Materials of Environmental Concern	§ 9.03
Merger	Recitals
Merger Co	Preamble
Merger Consideration	§ 2.01
Multiemployer Plan	§ 3.11
New Financing Commitments	§ 6.08
NOL Carryforward	§ 3.15
Notes Trustee	§ 6.12
OFAC	§ 3.20
Option Merger Consideration	§ 2.04
Other Filings	§ 6.01
Owned Intellectual Property	§ 3.14
Parent	Preamble
Parent Termination Fee	§ 8.03
Paying Agent	§ 2.02
PBGC	§ 3.11
Pension Plan	§ 3.11
Permitted Liens	§ 9.03
Person	§ 9.03
Plans	§ 3.11
Principal Stockholders	Recitals
Proxy Statement	§ 3.05
Purchaser Welfare Benefit Plans	§ 6.06
Real Property	§ 3.13
Regulation S-K	§ 3.07
Regulation S-X	§ 3.07
Release	§ 9.03
Representatives	§ 6.03
Required Financial Information	§ 6.08
Rights	§ 3.03
Rights Agreement	§ 3.03
Sarbanes-Oxley Act	§ 3.06
Scheduled Intellectual Property	§ 3.14
SEC	§ 3.05
SEC Reports	§ 3.07
Section 203	§ 3.22
Section 262	§ 2.02
Securities Act	§ 3.07

Defined Term	Location of Definition
SERP I	§ 6.06
SERP II	§ 6.06
SERP III	§ 6.06
SERP Trust	§ 6.06
Shares	§ 2.01
Solicitation Period End Date	§ 6.04
Solvent	§ 4.10
Specified Contract	§ 3.17
Stockholder Approval	§ 3.22
subsidiaries	§ 9.03
Subsidiary	§ 3.01
subsidiary	§ 9.03
Superior Proposal	§ 6.04
Superior Proposal Notice	§ 6.04
Supplier Agreement	§ 3.17
Surviving Corporation	§ 1.01
Tax or Taxes	§ 9.03
Tax Returns	§ 9.03
Termination Date	§ 8.01
Termination Expenses	§ 8.03
Third Party Licenses	§ 3.14
Transaction Committee	§ 3.22
Trustee Indenture	§ 6.12
Voting Agreement	Recitals
Wholly-Owned Subsidiary	§ 9.03
          (c) When a reference is made in this Agreement to Sections, Schedules or Exhibits, such reference shall be to a Section, Schedule or Exhibit of this Agreement, respectively, unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not any particular provision of this Agreement. The term “or” is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. References to a Person are also to its permitted successors and assigns. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.
     SECTION 9.04. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
     SECTION 9.05. Entire Agreement; Assignment. This Agreement, the Guarantees, the Voting Agreement and the Confidentiality Agreement constitute the entire agreement among the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof and thereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of Law or otherwise), except that Parent or Merger Co may assign all or any of their rights and obligations hereunder to an Affiliate, to a lender or financial institution as collateral for indebtedness or, after the Closing, in connection with a merger, consolidation or sale of all or substantially all of the assets of Parent or the Surviving Corporation and its Subsidiaries provided, however, that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.
     SECTION 9.06. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 6.05 (which is intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons).
     SECTION 9.07. Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware (without giving effect to the choice of Laws principles therein).
     SECTION 9.08. Specific Performance; Submission to Jurisdiction.
          (a) The Company agrees that to the extent it has incurred losses or damages in connection with this Agreement, (i) the maximum aggregate liability of Parent and Merger Co for such losses or damages shall be limited to $60,570,000, (ii) the maximum liability of the Guarantors, directly or indirectly, shall be limited to the express obligations of the Guarantors under the Guarantees, and (iii) in no event shall the Company seek to recover any money damages in excess of such amount from Parent, Merger Co or the Guarantors or any of their respective stockholders, partners, members, affiliates, directors, officers, employees or agents in connection therewith.
          (b) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the Company in accordance with their specific terms or were otherwise breached. It is accordingly agreed that Parent and Merger Co shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in Court of Chancery or other courts of the State of Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity, subject to the limitations in paragraph (a) of this Section 9.08. The parties acknowledge that the Company shall not be entitled to an injunction or injunctions to prevent breaches of this Agreement by Parent or Merger Co or to enforce specifically the terms and provisions of this Agreement and that the Company’s sole and exclusive remedy with respect to any such breach shall be the remedy set forth in Section 8.01(e) and Section 9.08(a); provided that the Company shall be entitled to specific performance against Parent and Merger Co to prevent any breach by Parent or Merger Co of Section 6.03(b). In addition, each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the Court of Chancery or other courts of the State of Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court, (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Court of Chancery or other courts of the State of Delaware and (iv) to the fullest extent permitted by Law, consents to service being made through the notice procedures set forth in Section 9.02. Each party hereto hereby agrees that, to the fullest extent permitted by Law, service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 9.02 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated hereby.
     SECTION 9.09. Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Merger. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the Merger, as applicable, by, among other things, the mutual waivers and certifications in this Section 9.9.
     SECTION 9.10. Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.
     SECTION 9.11. Counterparts. This Agreement may be executed and delivered (including by facsimile by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, which delivery will have the same effect as physical delivery of the paper document bearing the original signature.) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

     IN WITNESS WHEREOF, Parent, Merger Co and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

BLUE JAY ACQUISITION CORPORATION

By	/s/ Adam Palmer

Name: Adam Palmer
Title: Vice President

BLUE JAY MERGER CORPORATION

By	/s/ Adam Palmer

Name: Adam Palmer
Title: Vice President

SEQUA CORPORATION

By	/s/ Martin Weinstein

Name: Martin Weinstein
Title: Vice Chairman and Chief Executive Officer